EXHIBIT 10.31

                                                   EXECUTION COPY






      RECAPITALIZATION AND STOCK PURCHASE AND SALE AGREEMENT
                  dated as of November 14, 1994

                              among
                    UNION CARBIDE CORPORATION,

                      MITSUBISHI CORPORATION,

                     UCAR INTERNATIONAL INC.,

                               AND

               UCAR INTERNATIONAL ACQUISITION INC.


                           TABLE OF CONTENTS

                                                              Page
TITLE...........................................................1
RECITALS........................................................1
ARTICLE 1 -  PURCHASE AND SALE OF SHARES; RECAPITALIZATION;
             CLOSING............................................2

     1.1  Purchase and Sale of Shares; Recapitalization.........2
     1.2  Closing...............................................3
     1.3  Payments..............................................6
     1.4  Closing Deliveries....................................6
     1.5  Recapitalization Price Adjustment.....................9
     1.6  Termination of Agreements on Closing Date............11

ARTICLE 2 -  REPRESENTATIONS AND WARRANTIES REGARDING BUYER....13

     2.1  Organization.........................................13
     2.2  Authorization........................................13
     2.3  No Breach............................................13
     2.4  Consents.............................................14
     2.5  Purchase for Investment..............................15
     2.6  Investigation by Buyer...............................15

ARTICLE 3 -  REPRESENTATIONS AND WARRANTIES REGARDING UNION
             CARBIDE...........................................15

     3.1  Organization.........................................15
     3.2  Authorization........................................15
     3.3  No Breach............................................16
     3.4  Consents.............................................17
     3.5  Ownership of Capital Stock...........................17

ARTICLE 4 -  REPRESENTATIONS AND WARRANTIES REGARDING
             MITSUBISHI........................................17

     4.1  Organization.........................................17
     4.2  Authorization........................................17
     4.3  No Breach............................................18
     4.4  Consents.............................................19
     4.5  Ownership of Capital Stock...........................19



ARTICLE 5 -  REPRESENTATIONS AND WARRANTIES REGARDING UCAR.....19

     5.1  Organization.........................................19
     5.2  Authorization........................................20
     5.3  No Breach............................................20
     5.4  Consents.............................................22
     5.5  Organizational Instruments...........................22
     5.6  Capital Stock........................................23
     5.7  Subsidiaries.........................................24
     5.8  Financial Statements.................................25
     5.9  Tax Matters..........................................26
     5.10 Real Property........................................28
     5.11 Owned Personal Property..............................30
     5.12 Title to Owned Properties............................30
     5.13 Contracts; Leases; Licenses..........................31
     5.14 Performance of Contracts, Leases and Licenses........33
     5.15 Compliance with Laws.................................34
     5.16 Permits; Licenses....................................35
     5.17 Environmental Conditions.............................35
     5.18 Litigation; Claims; Proceedings......................42
     5.19 Patents; Technology..................................43
     5.20 Trademarks; Copyrights...............................45
     5.21 Human Resources......................................46
     5.22 Business Operations..................................51
     5.23 Health and Safety Conditions.........................52
     5.24 Insurance............................................53
     5.25 Liabilities..........................................53
     5.26 Entire Business......................................54
     5.27 Full Disclosure......................................54
     5.28 Limitation on Representations........................55
     5.29 Receivables..........................................55
     5.30 Limitations on Representations.......................56

ARTICLE 6 -  PRE-CLOSING COVENANTS.............................56

     6.1  Conduct By Buyer.....................................56
     6.2  Conduct by Stockholders and UCAR.....................57
     6.3  Conduct of the Business..............................59
     6.4  Filings and Consents.................................61
     6.5  Fulfillment of Conditions............................62
     6.6  Supplemental Disclosure..............................63
     6.7  Limitation of Stockholders' Liabilities..............63
     6.8  Tax Certificate......................................64

ARTICLE 7 -  BUYER'S CONDITIONS TO CLOSING.....................64

ARTICLE 8 -  STOCKHOLDERS' AND UCAR'S CONDITIONS TO CLOSING....66


ARTICLE 9 -  EFFECTIVENESS; TERMINATION; SURVIVAL OF AGREEMENT.68

     9.1  Effectiveness........................................68
     9.2  Termination..........................................68
     9.3  Survival after Termination...........................69

ARTICLE 10 -  TAX MATTERS; POST-CLOSING COVENANTS..............70

     10.1 Transactional Taxes and Costs........................70
     10.2 Records Retained by Stockholders.....................71
     10.3 Access by Stockholders...............................73
     10.4 Preservation of Records..............................73
     10.5 Agreement Not To Compete.............................74

ARTICLE 11 -  EMPLOYEES AND BENEFITS...........................77

ARTICLE 12 -  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.....79

     12.1 Survival of Representations and Covenants of Buyer...79
     12.2 Survival of Representations and Covenants of Union
          Carbide..............................................80
     12.3 Survival of Representations and Covenants of
          Mitsubishi...........................................81
     12.4 Indemnification by Buyer.............................82
     12.5 Indemnification by Stockholders......................83
     12.6 Indemnification by UCAR..............................87
     12.7 Indemnification Procedure............................88

ARTICLE 13 -  PUBLICITY; CONFIDENTIALITY.......................93

     13.1 Publicity............................................93
     13.2 Confidentiality......................................94
     13.3 Survival.............................................96

ARTICLE 14 -  NOTICES..........................................96

ARTICLE 15 -  BROKERAGE FEES; CERTAIN EXPENSES.................98
     15.1 Brokerage Fees.......................................98
     15.2 Certain Expenses.....................................98

ARTICLE 16 -  GOVERNING LAW; FORUM.............................99

ARTICLE 17 -  BINDING EFFECT; ASSIGNMENT; THIRD PARTY
              BENEFICIARIES....................................99

ARTICLE 18 -  ENTIRE AGREEMENT................................100

ARTICLE 19 -  FURTHER ASSURANCES..............................101



ARTICLE 20 -  AMENDMENTS......................................101

ARTICLE 21 -  WAIVERS.........................................102

ARTICLE 22 -  REMEDIES LIMITED................................103

ARTICLE 23 -  HEADINGS; COUNTERPARTS..........................103

ARTICLE 24 -  SEVERABILITY....................................104

ARTICLE 25 -  CERTAIN REFERENCES..............................104

     25.1 Affiliate...........................................104
     25.2 Knowledge...........................................105
     25.3 Person..............................................105

ARTICLE 26 -  INDEX TO DEFINED TERMS..........................105



EXHIBITS

Exhibit A     Stockholders' Agreement
*Exhibit B    Amended and Restated Certificate of
              Incorporation of UCAR
*Exhibit C    Amended and Restated By-Laws of UCAR

[Note: With respect to the Certificate of Incorporation and By-Laws of UCAR, the only changes that will be made relate to eliminating the class of common stock currently held by Mitsubishi, and specifying an authorized number of shares of common stock, which would result in the only unissued shares being those reserved for issuance to management.]


*  To be appended after execution of the Agreement.


     UCC will furnish to the Commission supplementally on request a copy of the above Exhibits which have been omitted.



                      DISCLOSURE SCHEDULES


I          SUBSIDIARIES AND AFFILIATES

II         FINANCIAL STATEMENTS; CERTAIN TAX MATTERS

III        REAL PROPERTY

IV         CONTRACTS

V          PERMITS & LICENSES

VI         ENVIRONMENTAL CONDITIONS

VII        LITIGATION, CLAIMS & PROCEEDINGS

VIII       PATENTS

IX         TRADEMARKS & COPYRIGHTS

X          EMPLOYEES

XI         EMPLOYEE BENEFIT PLANS

XII        HEALTH AND SAFETY CONDITIONS



XIII       INSURANCE

XIV        CONSENTS

XV         LIENS

XVI        BUSINESS OPERATIONS, CAPITAL EXPENDITURES AND OTHER
           MATTERS

XVII       INTERNATIONAL EMPLOYEE BENEFIT MATTERS







UCC will furnish to the Commission supplementally on request a copy of the above Disclosure Schedules which have been ommitted.

     RECAPITALIZATION AND STOCK PURCHASE AND SALE AGREEMENT (the "Agreement") dated as of November 14, 1994 among UNION CARBIDE CORPORATION, a corporation validly existing under the laws of New York ("Union Carbide"), MITSUBISHI CORPORATION, a corporation validly existing under the laws of Japan ("Mitsubishi"), UCAR INTERNATIONAL INC., a corporation validly existing under the laws of Delaware ("UCAR"), and UCAR INTERNATIONAL ACQUISITION INC., a corporation validly existing under the laws of Delaware ("Buyer"),
                     W I T N E S S E T H:
     WHEREAS, Union Carbide and Mitsubishi (collectively, "Stockholders") own all of the issued and outstanding shares of capital stock of UCAR (the "Capital Stock");
     WHEREAS, UCAR is engaged in the development, manufacture, marketing, use, sale, distribution and servicing of carbon and graphite products, components and systems for furnaces, and related products and equipment throughout the world (the "Business"); and
     WHEREAS, UCAR desires to issue and sell to Buyer, and Buyer desires to purchase from UCAR, newly issued shares of the Capital Stock on the terms and subject to the conditions set forth herein;
     WHEREAS, in connection with such sale of Capital Stock to Buyer, Union Carbide, Mitsubishi, Buyer and UCAR (collectively, the "Parties" and, sometimes individually, a "Party") desire to recapitalize UCAR by virtue of extensions of credit to UCAR and its Subsidiaries (as hereinafter defined in Article 5.3 hereof) and to effect certain related transactions as more fully set forth herein;
     WHEREAS, the Parties desire to utilize the proceeds from such extensions of credit and such sale of Capital Stock to Buyer to
(i) repay or redeem certain outstanding indebtedness of UCAR and its Subsidiaries, (ii) redeem all of the Capital Stock currently held by Mitsubishi, and (iii) pay a cash dividend to Union Carbide, in each case as more fully set forth herein;
     NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

ARTICLE 1 - PURCHASE AND SALE OF SHARES; RECAPITALIZATION; CLOSING
        1.1  Purchase and Sale of Shares; Recapitalization.
             (a) Subject to the terms and conditions set forth herein, at the Closing (as defined in Article 1.2 hereof), UCAR shall issue, sell and deliver to Buyer, and Buyer shall purchase and accept from UCAR, seven hundred fifty (750)1 shares of common

__________________

1 Based upon 1,000 shares to be outstanding following the Closing, the actual number to be determined.


stock, $1.00 par value, of UCAR (the "Acquired Shares"), free and clear of all preemptive rights, liens, claims and encumbrances (the "Acquisition"). In consideration for the Acquired Shares, Buyer will pay UCAR in cash an aggregate purchase price of not less than one hundred ninety-five million U.S. dollars ($195,000,000) and not more than two hundred two million five hundred thousand U.S. dollars ($202,500,000), as determined by the Buyer (the "Purchase Price").
             (b) Subject to the terms and conditions set forth herein, at the Closing the Stockholders shall cause UCAR and its Subsidiaries to collectively borrow (the "Borrowings"), and Buyer shall cause certain providers of financing (the "Lenders") to collectively lend to UCAR and its Subsidiaries with respect to such Borrowings, such amount so that, when taken together with the Purchase Price and other cash available to UCAR and its Subsidiaries, UCAR has sufficient cash at the Closing (net of any fees, expenses or other costs required to be paid by UCAR in connection with the Transactions (as defined below)) to (i) repay or redeem certain indebtedness of UCAR and its Subsidiaries (the "Repayment"), (ii) redeem (the "Redemption") the two hundred fifty
(250) shares of Class A Common Stock currently held by Mitsubishi (the "Redeemed Shares") and (iii) pay a cash dividend (the "Dividend") to Union Carbide. The aggregate amount of the price to be paid for the Redeemed Shares (the "Redemption Price") and the Dividend shall be equal to eight hundred twenty million U.S. dollars ($820,000,000) minus one-third of the Purchase Price (the "Recapitalization Amount"), subject to adjustment as provided in


Article 1.5. The Acquisition, the Borrowings, the Repayment, the Redemption, the Dividend and the other transactions contemplated hereby are collectively referred to herein as the "Transactions."
        1.2  Closing.
             (a) The closing of the Transactions (the "Closing") shall take place at the offices of Union Carbide located at 39 Old Ridgebury Road, Danbury, Connecticut or such other place as the Parties may mutually agree (the "Closing Place") on the day (the "Closing Date") which is the fifth day following the satisfaction or waiver by the affected Party of each condition to the obligations of the Parties to this Agreement set forth in Articles 7 and 8; provided, however, that Buyer shall have the right to defer the Closing to not later than January 31, 1995 (the "Deferral Date") if there have not previously been sold not less than $375,000,000 of senior subordinated securities of UCAR or a new subsidiary of UCAR to be incorporated under the laws of a state in the United States (the "New Non-Foreign Subsidiary"); provided further that, the Deferral Date shall be December 29, 1994, if Chemical Bank agrees to such date. Subject to completion, the Closing shall be deemed to have been consummated and become effective for all purposes as of 12:01 AM New York time on the Closing Date; provided, that to the extent necessary or desirable, any Borrowing relating to a Subsidiary whose jurisdiction of organization is (i) outside of the United States or (ii) Puerto Rico (a "Foreign Subsidiary") may be closed at a location in such jurisdiction; provided, further, that such closings shall be considered part of the Closing for all purposes hereof.
             (b) At the Closing, the Stockholders shall cause UCAR to take the following actions:
                     (i)  UCAR and each of its Subsidiaries
     (including in certain cases the New Foreign Subsidiaries
     (as defined below)) shall consummate the Borrowings on such terms and conditions as the Buyer shall determine in its sole discretion;
                    (ii)  UCAR shall (A) form such new
     subsidiaries (the "New Foreign Subsidiaries") as are necessary or desirable to consummate the Borrowings with respect to any Foreign Subsidiary, and (B) cause each such New Foreign Subsidiary to merge with or purchase the Foreign Subsidiary whose jurisdiction of organization is the same as that of the New Foreign Subsidiary;
                   (iii)  UCAR shall, to the extent required by
     any of the Lenders, (A) contribute or cause to be contributed the capital stock of certain of its Subsidiaries (which may include New Foreign Subsidiaries) to the New Non-Foreign Subsidiary, and the New Non-Foreign Subsidiary shall consummate certain Borrowings and otherwise serve as the obligor on certain extensions of credit relating to certain other Borrowings, (B) pledge the capital stock of the New Non-Foreign Subsidiary and cause the New Non-Foreign Subsidiary to pledge the capital stock of its subsidiaries to such Lenders as collateral with respect to the


     Borrowings, (C) pledge its assets and cause its Subsidiaries (which may include the New Non-Foreign Subsidiary) to pledge their respective assets to such Lenders as collateral with respect to the Borrowings and
     (D) to the extent consistent with applicable laws, cause its Foreign Subsidiaries or New Foreign Subsidiaries to guarantee certain obligations of certain other Subsidiaries;
                    (iv) UCAR shall repay all amounts outstanding under (A) the $100,000,000 Credit Agreement, dated as of September 15, 1994, by and among UCAR, Credit Suisse, as Agent, and the Banks parties thereto, and (B) the $50,000,000 Credit Agreement, dated as of September 15, 1994 by and among UCAR, Credit Suisse, as Agent, and the Banks parties thereto;
                     (v) UCAR shall redeem all of the outstanding UCAR 7.88% Series A Senior Notes due June 1, 2004 and UCAR 8.18% Series B Senior Notes due June 1, 2009;
                    (vi) UCAR shall redeem the Redeemed Shares as provided in Article 1.3 below and otherwise on the terms and subject to the conditions set forth herein;
                   (vii)  The Stockholders shall cause UCAR to
     pay the Dividend as provided in Article 1.3 below and otherwise on the terms and subject to the conditions set forth herein;
                  (viii) UCAR shall, along with Union Carbide and Buyer, enter into a Stockholders' Agreement in the form attached hereto as Exhibit A;


                    (ix)  UCAR shall amend and restate UCAR's
     Certificate of Incorporation and By-laws in the forms attached hereto as Exhibits B and C, respectively.
        1.3 Payments. At the Closing, (a) Buyer shall pay the Purchase Price to UCAR by wire transfer of immediately available funds, and (b) immediately following the consummation of the Borrowings and the Acquisition, and the receipt by UCAR of the proceeds therefrom, UCAR shall pay to each of Union Carbide and Mitsubishi, such portion of the Recapitalization Amount (net of any applicable withholding taxes) as shall be mutually determined by Union Carbide and Mitsubishi prior to the Closing Date by wire transfer of immediately available funds. Prior to the Closing, the Parties shall provide all necessary information as to the accounts to which such payments shall be made.
        1.4  Closing Deliveries.
             (a) At the Closing, Stockholders shall each deliver to Buyer or the Stockholders shall cause UCAR to deliver to Buyer, as applicable:
                     (i)  one (1) copy of the resolutions adopted
     by the Boards of Directors of Union Carbide and Mitsubishi, respectively, authorizing the Transactions certified by appropriate authorized officers of Union Carbide and Mitsubishi, respectively;
                    (ii) one (1) copy of the resolutions adopted by the Board of Directors of UCAR authorizing the Transactions, certified by the Secretary or an Assistant Secretary of UCAR;


                   (iii)  evidence of the action taken by the
     Stockholders as the sole holders of Capital Stock authorizing the Transactions, certified by the Secretary or an Assistant Secretary of UCAR;
                    (iv) one (1) copy of the resolutions adopted by the Board of Directors of each of the Subsidiaries authorizing, to the extent required, any of the Transactions, in each case certified by an appropriate authorized officer of each of such Subsidiaries;
                     (v)  evidence of the action taken by the
     stockholder of each of the Subsidiaries authorizing, to the extent required, any of the Transactions, in each case certified by an appropriate authorized officer of each of such Subsidiaries;
                    (vi)  certificates to the effect of Articles
     7(v) and 7(vi) hereof executed by appropriate authorized officers of Union Carbide and Mitsubishi respectively;
                   (vii)  the duly executed and sealed stock
     certificates representing the Acquired Shares registered in the name of the Buyer; and
                  (viii) resignations of all directors of UCAR serving in office immediately prior to the Closing.
             (b) At the Closing, Buyer shall deliver or cause to be delivered to Union Carbide and Mitsubishi:
                     (i)  one (1) copy of the resolutions adopted
     by the Board of Directors (or equivalent) of Buyer


     authorizing the Transactions certified by the Secretary or an Assistant Secretary of Buyer;
                    (ii) a certificate to the effect of Articles 8(v) and 8(vi) hereof executed by an appropriate authorized officer of Buyer; and
                   (iii) one (1) copy of the resolutions adopted by the Board of Directors (or equivalent) of Blackstone Capital Partners II Merchant Banking Fund L.P. and of Blackstone Offshore Capital Partners II L.P. authorizing the Guaranty provided herewith certified by the Secretary or an Assistant Secretary (or equivalent Person) of each such entity.
             (c) At the Closing, Mitsubishi shall deliver to UCAR the stock certificates representing the Redeemed Shares currently owned by it duly endorsed in blank or accompanied by stock transfer powers in proper form for transfer and duly endorsed in blank and such certificates shall immediately be cancelled by UCAR.
             (d) At the Closing, each of the Parties shall execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, to the other Parties such certificates and other documents related to the consummation of the Transactions as may be reasonably requested by the other Parties.
        1.5  Recapitalization Price Adjustment.
             (a) The Recapitalization Amount shall be reduced for all purposes hereof by an amount (the "Adjustment Amount") equal to the greater of:


                     (i)  the amount by which $194.2 million
     exceeds Net Worth (as defined below); and
                    (ii)  the amount by which Net Indebtedness
     (as defined below) exceeds $256.3 million.
             (b) For purposes of Article 1.5(a), "Net Worth" shall mean, as of the Closing Date, the aggregate amount of all assets of UCAR and its Subsidiaries on a consolidated basis less the aggregate amount of all liabilities of UCAR and its Subsidiaries on a consolidated basis, in each case, calculated in a manner consistent with the basis and manner of preparation of the Audited Financial Statements (as defined in Article 5.8(a)).
     For purposes of Article 1.5(a), "Net Indebtedness" shall mean, as of the Closing Date, the aggregate amount of all indebtedness of UCAR and its Subsidiaries on a consolidated basis, less cash and cash equivalents held by UCAR and its Subsidiaries on a consolidated basis (excluding cash and cash equivalents held by UCAR Carbon S.A.), in each case, calculated in a manner consistent with the basis and manner of preparation of the Audited Financial Statements.
     For purposes of Article 1.5(a), (i) any accruals, expenses or payments relating to the worker's compensation claim by Union Carbide set forth on Schedule VII and (ii) the Borrowings and any payments to be made as part of the Closing, shall be excluded in the calculation of Net Worth or Net Indebtedness.
             (c) Buyer shall provide Stockholders full access during normal business hours to the books and records of Buyer and its Affiliates (as defined in Article 25.1 hereof) pertaining to


UCAR and the Subsidiaries for the purpose of determining the Adjustment Amount. Stockholders shall deliver to Buyer within thirty (30) days following the Closing Date a statement (the "Statement") setting forth the Adjustment Amount.
             (d) Within thirty (30) days after delivery to the Buyer of the Statement the Buyer shall notify the Stockholders of any dispute of any item contained therein, which notice shall set forth in reasonable detail the basis for such dispute (the "Notice of Dispute"). If the Buyer fails to deliver to the Stockholders any such Notice of Dispute within such thirty (30) day period, the Statement shall be deemed to be final and binding.
             (e) In the event that the Buyer timely delivers a Notice of Dispute to the Stockholders of any dispute, the Buyer and the Stockholders shall cooperate in good faith to resolve such dispute as promptly as possible. If the Buyer and the Stockholders are unable to resolve such dispute within ten (10) days after delivery by the Buyer of the Notice of Dispute, such dispute shall be submitted to and finally resolved by, within thirty (30) days after submission, a nationally recognized firm of accountants mutually agreeable to the Parties (the "Arbitrator"), whose determination with respect to such dispute shall be final and binding upon the Parties. Any expenses relating to the engagement of the Arbitrator shall be shared equally by UCAR and the Stockholders. The Statement shall be deemed final as modified by the resolution of any dispute by the Buyer and the Stockholders or by the Arbitrator.


             (f) The Stockholders shall each pay to UCAR the Adjustment Amount in such proportions as shall be mutually agreed between the Stockholders at the Post-Closing referred to in
Article 1.5(g) hereof, in immediately available funds by wire transfer to such account as Buyer shall specify prior to the date of the Post-Closing.
             (g) The closing of the transactions contemplated by this Article 1.5 (the "Post-Closing") shall take place (i) if the Buyer does not deliver a Notice of Dispute to the Stockholders within the time period specified in Article 1.5(d) hereof, on the fifth day after the expiration of such period, or (ii) if the Buyer delivers a Notice of Dispute to the Stockholders within the specified time period, on the fifth day after the final resolution of any dispute detailed in such Notice of Dispute by the Buyer and the Stockholders, or by the Arbitrator, as the case may be.
        1.6 Termination of Agreements on Closing Date. The following agreements shall be terminated at the Closing:
                     (i)  The Stockholders Agreement dated as of
     November 9, 1990;
                    (ii) Amendment to the Stockholders Agreement dated as of May 27, 1993;
                   (iii)  The Letter Agreement dated as of
     November 9, 1990 entitled "Re: Stockholders Agreement";
                    (iv)  The Letter Agreement dated as of
     February 25, 1991 entitled "Re: Miscellaneous Issues";
                     (v)  The Letter Agreement dated as of
     February 25, 1991 entitled "Re: Project Atlas";


                    (vi)  The Letter Agreement regarding "C&M"
     dated September 4, 1992;
                   (vii) The Letter Agreement dated December 31, 1993 entitled "Re: Stockholders Agreement";
                  (viii) The Stockholders Agreement dated as of December 31, 1993; and
                    (ix)  Summary of Agreements agreed as of
     October 8, 1992.
     Upon such termination, notwithstanding any provisions contained in the documents listed in subparagraphs (i) through
(ix) above (the "Documents") to the contrary, the consequent force and effect of the Documents shall be nullified and none of the provisions thereof shall survive the termination for any reason.
     Notwithstanding anything contained herein to the contrary, the Stockholders and their Affiliates who are parties to the contracts indicated with an asterisk in Schedule IV (other than the Documents) shall remain bound thereby after the Closing.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES REGARDING BUYER
     Buyer represents and warrants as of the date hereof as follows:
          2.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all corporate power and authority necessary to
(i) execute, deliver and perform its obligations under this Agreement and (ii) consummate the Transactions.


          2.2 Authorization. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate actions on the part of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
          2.3 No Breach. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the Transactions will not:
                     (i) conflict with, result in a violation of, or constitute a default under, the Articles of Incorporation or Bylaws (or comparable instruments) of Buyer, as amended to date;
                     (ii) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under or result in the creation of any lien, claim or encumbrance upon any of the material properties of Buyer pursuant to any material mortgage, guaranty, deed of trust, note, indenture, bond, lease, agreement or other instrument to which Buyer is a party or by which any of such properties is bound; or


                     (iii)  result in a violation of or conflict
     with any law, ordinance, rule or regulation or any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction applicable to Buyer or any of its material properties, which default, breach, cancellation, termination, acceleration, creation, violation or conflict would have a Material Adverse Effect (as defined in Article 5.1 as it would relate to Buyer) on the consummation by Buyer of the Transactions.
          2.4  Consents.  Except as otherwise contemplated by
Article 6.4 hereof, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by Buyer, in order (i) for this Agreement to constitute a legal, valid and binding obligation of Buyer or
(ii) to authorize or permit the consummation by Buyer of the Transactions.
          2.5 Purchase for Investment. Buyer is purchasing the Acquired Shares for its own account and investment and not with a view toward, or for resale in connection with any distribution thereof.
          2.6 Investigation by Buyer. Buyer has conducted its own independent review and analysis of the business, operations,


technology, assets, liabilities, results of operations, financial condition and prospects of the Business, UCAR and the Subsidiaries and acknowledges that Stockholders have provided, caused to be provided, made available to or caused to be made available to Buyer the personnel, properties, premises and records of UCAR and the Subsidiaries for this purpose; provided, that this Article 2.6 in no way limits the representation contained in Article 5.27.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES REGARDING UNION CARBIDE Union Carbide represents and warrants as of the date hereof as follows:
          3.1 Organization. Union Carbide is a corporation duly organized, validly existing and in good standing under the laws of New York. Union Carbide has all corporate power and authority necessary to (i) execute, deliver and perform its obligations under this Agreement and (ii) consummate the Transactions.
          3.2 Authorization. The execution and delivery by Union Carbide of this Agreement, the performance by Union Carbide of its obligations hereunder and the consummation by Union Carbide of the Transactions have been duly authorized by all necessary corporate actions on the part of Union Carbide. This Agreement constitutes a legal, valid and binding obligation of Union Carbide, enforceable against Union Carbide in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which may affect creditors' rights and remedies generally and by principles of equity


(regardless of whether enforceability is considered in a proceeding in equity or at law).
          3.3 No Breach. The execution and delivery by Union Carbide of this Agreement, the performance by Union Carbide of its obligations hereunder and the consummation by Union Carbide of the Transactions will not:
                     (i) conflict with, result in a violation of, or constitute a default under, the Certificate of Incorporation or Bylaws of Union Carbide, each as amended to date;
                    (ii) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under or result in the creation of any lien, claim or encumbrance upon any of the material properties of Union Carbide or the Class B Common Stock (as defined in Article 5.6 hereof) pursuant to any material mortgage, guaranty, deed of trust, note, indenture, bond, lease, agreement or other instrument to which Union Carbide is a party or by which any of such properties or the Class B Common Stock is bound; or
                    (iii)  result in a violation of or conflict
     with any law, ordinance, rule or regulation or any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction applicable to Union Carbide or any of its material properties or the Class B Common Stock, which default, breach, cancellation, termination, acceleration, creation, violation or conflict would have a material adverse effect on the consummation by Union Carbide of the Transactions.
          3.4  Consents.  Except as otherwise contemplated by
Article 6.4 hereof, or as set forth in Schedule XIV attached hereto, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by Union Carbide in order (i) for this Agreement to constitute a legal, valid and binding obligation of Union Carbide or (ii) to authorize or permit the consummation by Union Carbide of the Transactions.
     3.5 Ownership of Capital Stock. All of the issued and outstanding shares of Class B Common Stock are owned by Union Carbide, free and clear of all preemptive rights, liens, claims and encumbrances other than restrictions on transfer under federal and state securities laws.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES REGARDING MITSUBISHI Mitsubishi represents and warrants as of the date hereof as follows:
          4.1 Organization. Mitsubishi is a corporation duly organized and validly existing under the laws of Japan. Mitsubishi has all corporate power and authority necessary to (i)


execute, deliver and perform its obligations under this Agreement and (ii) consummate the Transactions.
          4.2 Authorization. The execution and delivery by Mitsubishi of this Agreement, the performance by Mitsubishi of its obligations hereunder and the consummation by Mitsubishi of the Transactions have been duly authorized by all necessary corporate actions on the part of Mitsubishi. This Agreement constitutes a legal, valid and binding obligation of Mitsubishi, enforceable against Mitsubishi in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
          4.3 No Breach. The execution and delivery by Mitsubishi of this Agreement, the performance by Mitsubishi of its obligations hereunder and the consummation by Mitsubishi of the Transactions will not:
                     (i) conflict with, result in a violation of, or constitute a default under, the Articles of Incorporation of Mitsubishi, as amended to date;
                    (ii) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under or result in the creation of any lien, claim or encumbrance upon any of the material properties of Mitsubishi or the Class A Common Stock (as defined in Article 5.6 hereof) pursuant to any material mortgage, guaranty, deed of trust, note, indenture, bond, lease, agreement or other instrument to which Mitsubishi is a party or by which any of such properties or the Class A Common Stock is bound; or
                   (iii)  result in a violation of or conflict
     with any law, ordinance, rule or regulation or any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction applicable to Mitsubishi or any of its material properties or the Class A Common Stock, which default, breach, cancellation, termination, acceleration, creation, violation or conflict would have a material adverse effect on the consummation by Mitsubishi of the Transactions.
          4.4  Consents.  Except as otherwise contemplated by
Article 6.4 hereof, or as set forth in Schedule XIV hereto, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by Mitsubishi in order (i) for this Agreement to constitute a legal, valid and binding obligation of Mitsubishi or (ii) to authorize or permit the consummation by Mitsubishi of the Transactions.
          4.5 Ownership of Capital Stock. All of the issued and outstanding shares of Class A Common Stock are owned by Mitsubishi, free and clear of all preemptive rights, liens, claims and encumbrances other than restrictions on transfer under federal and state securities laws.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES REGARDING UCAR Stockholders represent and warrant as of the date hereof as follows:
          5.1 Organization. UCAR is a corporation duly organized, validly existing and in good standing under the laws of Delaware. UCAR has all corporate power and authority necessary to
(i) execute, deliver and perform its obligations under this Agreement and (ii) consummate the Transactions. UCAR has all corporate power and authority necessary to (A) own, lease or use the properties owned, leased or used by it and (B) conduct the Business as presently conducted by it. UCAR is duly qualified or licensed and in good standing as a foreign corporation authorized to do business under the laws of the jurisdictions where the failure to be so qualified or licensed would have a material adverse effect, individually or in the aggregate, on (i) the business, assets, properties, financial condition or results of operations of UCAR and the Subsidiaries taken as a whole, or (ii) the ownership, leasing or use by UCAR and any of the Subsidiaries of the properties owned, leased or used by them (which is material to UCAR and the Subsidiaries taken as a whole) as presently owned, leased or used by them (a "Material Adverse Effect").
          5.2 Authorization. The execution and delivery by UCAR of this Agreement, the performance by UCAR of its other obligations hereunder and the consummation by UCAR of the Transactions have been duly authorized by all necessary corporate actions on the part of UCAR. This Agreement constitutes a legal, valid and binding obligation of UCAR, enforceable against UCAR in accordance with its terms except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
          5.3 No Breach. The execution and delivery by Stockholders and UCAR of this Agreement, the performance by Stockholders and UCAR of their other respective obligations hereunder and the consummation by Stockholders and UCAR of the Transactions will not:
                     (i)  except as set forth in Schedule XVI,
     constitute a default under, result in a violation or breach of, result in the cancellation or termination of (except as specifically contemplated by Article 1.6), accelerate the performance required under or result in the creation of any lien, claim or encumbrance (other than liens, claims or encumbrances arising under this Agreement) upon any of the material properties owned, leased or used by UCAR and the subsidiaries and Affiliates listed on Schedule I attached hereto (collectively, the "Subsidiaries" and, sometimes individually, a "Subsidiary") pursuant to any mortgage, guaranty, deed of trust, note, indenture, bond, lease, agreement or other instrument to which UCAR or any Subsidiary is a party or by which any of such properties is bound;
                    (ii)  result in a violation of or conflict
     with any law, ordinance, rule or regulation or any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction applicable to UCAR, any Subsidiary or any of the properties owned, leased or used by UCAR and the Subsidiaries; or
                    (iii)  conflict with, result in a violation
     of or constitute a default under the charters or other organizational documents of UCAR or any Subsidiary, in each case as amended to date;
except, in the case of subparagraphs (i), (ii) and (iii) above, for any defaults, breaches, cancellations, terminations, accelerations, creations, violations or conflicts which would not have a Material Adverse Effect.
          5.4  Consents.  Except as otherwise contemplated by
Article 6.4 hereof, or set forth in Schedule XIV attached hereto, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by UCAR or any of its Subsidiaries (A) in order (i) for this Agreement to constitute a legal, valid and binding obligation of


UCAR or (ii) to authorize or permit the consummation by UCAR of the Transactions or (B) under or pursuant to any governmental or quasi-governmental permits, licenses, consents, authorizations or approvals held by or issued to UCAR or any Subsidiary (including, without limitation, environmental, health, safety and operating permits and licenses) by reason of this Agreement or the consummation of the Transactions.
          5.5 Organizational Instruments. Stockholders have delivered to Buyer complete and accurate copies of the Certificate of Incorporation and By-laws of UCAR, in each case as amended to date. UCAR is not in violation of any provision of its Certificate of Incorporation or By-laws, in each case as amended to date. Stockholders have made available or caused to be made available to Buyer complete and accurate copies of the charter or other organizational documents of each of the Subsidiaries, in each case as amended to date. No Subsidiary is in violation of any provision of its charter or other organizational documents, in each case as amended to date. Except for this Agreement, there are no agreements or commitments which obligate or require Stockholders or UCAR to amend or authorize an amendment of the Certificate of Incorporation or By-laws of UCAR, in each case as amended to date. Except for this Agreement, there are no agreements or commitments which obligate or require Stockholders, UCAR or any Subsidiary to amend or authorize an amendment of the charter or other organizational documents of any Subsidiary, in each case as amended to date. Stockholders have made available or caused to be made available to Buyer complete and accurate copies of the minute books with respect to meetings of the Board of Directors and shareholders of UCAR since February 25, 1991 and the stock books of (i) UCAR and (ii) each of the Subsidiaries. Such minute books contain complete and accurate copies of all records of all meetings and consents in lieu of a meeting of (a) the board of directors (and any committee thereof) of UCAR and its non-Foreign Subsidiaries, and to the knowledge of the Stockholders, of each of the Foreign Subsidiaries, and (b) the stockholders of UCAR and its non-Foreign Subsidiaries, and to the knowledge of the Stockholders, of each of the Foreign Subsidiaries.
          5.6 Capital Stock. The authorized capital stock of UCAR consists of five hundred (500) shares of Class A Common Stock, par value $1.00 per share ("Class A Common Stock"), of which two hundred and fifty (250) shares have been duly authorized and validly issued and are outstanding, fully paid and non-assessable and five hundred (500) shares of Class B Common Stock, par value $1.00 per share ("Class B Common Stock"), of which two hundred and fifty (250) shares have been duly authorized and validly issued and are outstanding, fully paid and non-assessable. Except for this Agreement, there are no outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities, agreements or commitments which obligate or require Stockholders or UCAR to issue, sell or transfer any shares of Capital Stock.
     The Acquired Shares, when issued and delivered at the Closing in accordance herewith, shall be duly authorized, validly issued, fully paid and non-assessable and shall be sold and delivered to Buyer, free and clear of all preemptive rights, liens, claims and encumbrances except for such rights, liens, claims and encumbrances of which the Buyer or its Affiliates have knowledge.
          5.7 Subsidiaries. UCAR does not directly or indirectly own or have the power to vote shares of the capital stock or other ownership interests of any corporation or other Person (as defined in Article 25.3 hereof) such that it has voting power to elect a majority of the directors of such corporation, or other Persons performing similar functions for such Person, as the case may be, other than the Subsidiaries. Neither UCAR nor any Subsidiary is a partner of any partnership or a member of any joint venture or other business entity other than the partnerships and joint ventures listed on Schedule I attached hereto. Except as set forth in Schedule I attached hereto, UCAR or its nominees own all of the outstanding shares of capital stock of each Subsidiary directly or indirectly through another Subsidiary free and clear of all liens, claims and encumbrances (other than liens, claims and encumbrances on such shares owned by its nominees in favor of UCAR or such other Subsidiary) and there are no outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities, agreements or commitments which obligate or require Stockholders, UCAR, any Subsidiary or any of such nominees to issue, sell or transfer (i) any shares of capital stock of any Subsidiary (other than agreements or commitments by such nominees to transfer such shares owned by such nominees to UCAR, a Subsidiary or other such nominees) or (ii) any securities convertible into or exchangeable for shares of capital stock of any Subsidiary. UCAR's nominees and the percentage of outstanding shares of capital stock of each Subsidiary owned by them are listed on Schedule I attached hereto. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it has been organized, which are set forth on Schedule I attached hereto. All of the issued and outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued. Each Subsidiary has all corporate power and authority necessary to
(i) own, lease or use the properties owned, leased or used by it and (ii) engage in the conduct of the Business as presently conducted by it. Each Subsidiary is duly qualified or licensed and in good standing as a foreign corporation authorized to do business under the laws of the jurisdictions listed on Schedule I attached hereto which are the only jurisdictions where the failure to so qualify would have a Material Adverse Effect.
          5.8  Financial Statements.
               (a) Schedule II attached hereto sets forth a complete and accurate copy of the audited consolidated balance sheets of UCAR and the Subsidiaries as of December 31, 1992 and 1993 and the consolidated statements of operations and retained earnings and of cash flows for each of the three calendar years in the three calendar year period ended December 31, 1993, including the report of KPMG Peat Marwick LLP, certified public accountants ("Peat Marwick"), thereon and the notes thereto (collectively, the "Audited Financial Statements"). The Audited Financial Statements
(i) present fairly, in all material respects, the consolidated financial position of UCAR and the Subsidiaries as of December 31,


1992 and 1993, respectively, and the consolidated results of operations and retained earnings and of cash flows of UCAR and the Subsidiaries for each of the three calendar years in the three calendar year period ended December 31, 1993 in conformity with generally accepted accounting principles applied on a consistent basis other than as disclosed therein and (ii) except as otherwise stated therein, for dates and periods on or before February 25, 1991, have been derived from the books and records of UCAR and the Subsidiaries.
               (b) Schedule II attached hereto sets forth a complete and accurate copy of the unaudited consolidated balance sheets of UCAR and the Subsidiaries for the nine-month period ended September 30, 1994 (the "Balance Sheet Date") and the consolidated statements of operations and retained earnings and of cash flows for each of the nine- month periods ended September 30, 1993 and 1994 (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements (i) present fairly, in all material respects, the consolidated financial position of UCAR and the Subsidiaries as of the Balance Sheet Date and the consolidated results of operations and retained earnings and cash flows of UCAR and the Subsidiaries for the nine-month periods ended September 30, 1993 and 1994 in conformity with generally accepted accounting principles applied on a consistent basis other than as disclosed therein, and subject to normal year-end adjustments (except that footnote disclosure may not be included therewith) and (ii) have been derived from the books and records of UCAR and the Subsidiaries.


          5.9  Tax Matters.
               (a) All Tax Returns (as defined in Article 5.9(d) hereof) required to be filed by or on behalf of UCAR or any Subsidiary have been timely filed for all years and periods for which such Tax Returns were due (taking into account all filing date extensions) and to the extent required by applicable law all Taxes (as defined in Article 5.9(c) hereof) required to be paid during the period from February 26, 1991 through the Closing Date (regardless of whether shown on a Tax Return) have been paid. Except as set forth in Schedule II attached hereto, since the Balance Sheet Date, none of UCAR or its non-Foreign Subsidiaries nor, to the knowledge of Stockholders, any Foreign Subsidiary has incurred any material liability with respect to any Tax except in the ordinary course of business. Except as set forth in Schedule II or XVII attached hereto, there are no presently pending written claims by any foreign, federal, state or local taxing authority which pertain to UCAR, any Subsidiary, any of the material properties owned, used or leased by UCAR and the Subsidiaries or any of such Tax Returns, which, if adversely determined, would have a Material Adverse Effect.
               (b) Except as set forth on Schedule II attached hereto, with respect to all Tax Returns, (i) the statute of limitations for the assessment of any Tax in respect of such Tax Return has expired through the taxable years set forth in Schedule II attached hereto and (ii) except as set forth in Schedule II attached hereto, no audit is in progress and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax in respect of such Tax Returns.
               (c) As used herein, the term "Tax" or "Taxes" shall mean any or all federal, state, local and foreign taxes, assessments, imposts, duties and other similar governmental charges (including, without limitation, income, profits, excise, sales, use, occupancy, value added, gross receipts, franchise, ad valorem, capital, transfer, withholding, employment, payroll and property taxes and import duties), any or all interest thereon, any or all additions thereto or to any such interest and any or all penalties with respect thereto.
               (d) As used herein, the term "Tax Return" shall mean any return, report, declaration, estimate or information statement filed or required to be filed with any taxing authority with respect to any Tax.
               (e) Except as set forth on Schedule II, (i) none of UCAR and its Subsidiaries has filed a consent under Code
Section 341(f) concerning collapsible corporations, (ii) except as provided in UCAR's Long Term Incentive Compensation Plan, as amended, none of UCAR and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G, and
(iii) neither UCAR nor any of its Subsidiaries is a party to, or has any tax-related contractual liability with respect to, any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.


          5.10  Real Property.
               (a) Schedule III attached hereto identifies (i) all of the real property which is owned by UCAR or any Subsidiary (the "Owned Real Property"), all of which UCAR and its Subsidiaries have good and valid title to, subject to the exceptions set forth in Article 5.12 below, (ii) all of the real property which is leased by UCAR or any Subsidiary (the "Leased Real Property" together with the Owned Real Property the "Real Property"), (iii) all of the leases and subleases pertaining to the Owned Real Property, all leases to and/or subleases by UCAR or any Subsidiary of Leased Real Property and all amendments thereto, including, without limitation, all of the leases to third parties by UCAR or any Subsidiary pertaining to the Real Property (collectively, the "Real Property Leases"), (iv) all of the suits, actions, proceedings, investigations and written claims presently pending or to the knowledge of Stockholders, threatened which (A) pertain to the Owned Real Property or (B) pertain to the Leased Real Property or the Real Property Leases and to which UCAR or any Subsidiary is a party or, to the knowledge of Stockholders, is threatened in writing to be made a party and (v) all of the final orders, writs, judgments, awards, edicts and decrees of any court of competent jurisdiction presently outstanding against UCAR or any Subsidiary which pertain to the Owned Real Property and which materially affect the ownership or use of the Owned Real Property as presently owned or used by UCAR and the Subsidiaries. Except as set forth in Schedule III attached hereto, all of the real property which is reflected in the balance sheet included among the Unaudited Financial Statements is owned by UCAR or one of the Subsidiaries.
               (b) Except as set forth in Schedule III attached hereto, neither UCAR nor any of the Subsidiaries owns, holds, is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property or any portion thereof or interest therein.
               (c) The components of the buildings, structures and other improvements which are located on the Owned Real Property are in reasonable working order and repair for the conduct of the Business as presently conducted by UCAR and the Subsidiaries. The buildings, structures and other improvements which are located on the Owned Real Property are supplied with all utilities necessary for the operation thereof as presently operated by UCAR and the Subsidiaries and all associated "hook-up" fees and other similar charges due and payable through the date hereof have been fully paid.
               (d) Except as set forth in Schedule III attached hereto, neither UCAR nor any of the Subsidiaries has received written notice of any, and, there is not any pending, or, to the knowledge of Stockholders, threatened, (i) condemnation proceeding affecting the Real Property or any part thereof or (ii) sale or other disposition of the Real Property or any part thereof in lieu of condemnation.
               (e) The representations and warranties set forth in this Article 5.10 shall be deemed to have been breached only if one or more events or circumstances which give rise to such a breach would have a Material Adverse Effect.
          5.11  Owned Personal Property.  Except as set forth in
Schedule XVI attached hereto and except for properties sold, transferred or otherwise disposed by UCAR or any Subsidiary in the ordinary course of business since the Balance Sheet Date, all of the material tangible personal property (including, without limitation, furnishings, furniture, office equipment, vehicles, inventories, tools, machinery, equipment, structures and movable fixtures) which is reflected in the balance sheet included among the Unaudited Financial Statements is (i) owned by UCAR or one of the Subsidiaries and (ii) in reasonable working order and repair for use as presently used by UCAR and the Subsidiaries in connection with the Business.
          5.12  Title to Owned Properties.  Except as set forth in
Schedule III attached hereto with respect to the properties listed therein or in Schedule XV attached hereto, UCAR and each Subsidiary has good and valid title to all of the material properties owned by it, free and clear of all liens, claims and encumbrances other than:
                    (i) liens, claims and encumbrances reflected in the Unaudited Financial Statements;
                   (ii)  liens for taxes, charges and
     assessments imposed by any taxing authority which are not yet due and payable or which are being contested in good faith by appropriate proceedings listed in Schedule II or VII attached hereto;


                  (iii)  mechanics', suppliers', installment
     sales and similar liens for services rendered or materials furnished, the charges for which are not yet due and payable or which are being contested in good faith by appropriate proceedings;
                   (iv)  defects or imperfections in title,
     liens, claims, easements or rights, restrictions and encumbrances which do not materially, individually or in the aggregate, interfere with the use of such properties as presently used by, or the conduct of the Business as presently conducted by, UCAR and the Subsidiaries.
          5.13 Contracts; Leases; Licenses. Except for contracts, agreements and commitments contemplated by Article 5.7 hereof, leases and subleases described in Article 5.10 hereof, licenses and agreements described in Articles 5.19 and 5.20 hereof, plans, policies, practices, programs, agreements, arrangements, contracts and commitments described in Article 5.21 hereof, consent orders described in Article 5.23 hereof and insurance policies described in Article 5.24 hereof (collectively, the "Other Scheduled Contracts"), Schedule IV attached hereto sets forth all written contracts, agreements and commitments (including, without limitation, leases, subleases, licenses and installment sales contracts) to which UCAR or any Subsidiary is a party and:
                    (i)  which involve future expenditures with
     respect to the purchase of raw materials, manufacturing


     supplies or utilities used in the ordinary course of business in excess of $1,000,000;
                   (ii)  which involve future receipts with
     respect to the sale of products in the ordinary course of business in excess of $1,000,000;
                  (iii)  which involve future expenditures or
     receipts with respect to the purchase, sale or lease of real property or personal property (other than raw materials, manufacturing supplies and products described in clauses (i) and (ii) of this Article 5.13) in excess of $1,000,000;
                   (iv)  which involve future expenditures or
     receipts with respect to the rendition of services (other than the purchase of utilities) in excess of $1,000,000;
                    (v) which contain commitments of suretyship, guaranty or indemnification (other than guarantees, warranties and indemnities provided in connection with the purchase, sale or lease of materials, supplies, utilities, products or other personal property or the rendition of services in the ordinary course of business);
                   (vi)  which involve the handling, treatment,
     storage, transportation, recycling, reclamation or disposal of wastes or hazardous substances;
                  (vii)  which provide for the grant of a
     security interest or the extension of credit, constitute a mortgage or lien on or pledge of any properties or relate to the borrowing or lending of funds (other than security interests granted and credit extended in connection with the purchase, lease or sale of materials, supplies, utilities, products or other personal property or the rendition of services in the ordinary course of business and security interests, mortgages, liens and pledges described in Article
     5.12 hereof);
                 (viii)  which relate to the disposition or
     acquisition of any material business or any material equity interest in any business;
                   (ix)  which are material to the conduct of
     the Business as presently conducted by UCAR and the Subsidiaries;
                    (x)  to which Union Carbide, Mitsubishi or
     any of their respective Affiliates is also a party (other than those described in Article 1.6 hereof), which are in each case marked by an asterisk in Schedule IV;
                   (xi)  pursuant to which UCAR or any of the
     Subsidiaries agrees not to compete in any line of business with any Person or in any geographical area; or
                  (xii)  to which the United States government
     is a party.
          5.14 Performance of Contracts, Leases and Licenses. Except as set forth in each Schedule attached hereto with respect to the contracts, agreements and commitments listed therein, to the knowledge of Stockholders, (i) all of the contracts, agreements and commitments set forth in Schedule IV attached hereto and all of the Other Scheduled Contracts are legal, valid and binding obligations of UCAR and the Subsidiaries, as the case may be, and are in full force and effect in all material respects,
(ii) neither UCAR nor any Subsidiary is in default, or has received written notice of any default or of any event which, with the passage of time, the giving of further notice or both, would constitute a default by UCAR or any Subsidiary under any such contract, agreement or commitment or any of the Other Scheduled Contracts in any material respect and (iii) to the knowledge of Stockholders none of the other parties to any such contract, agreement or commitment or any of the Other Scheduled Contracts is in default thereunder in any material respect.
          5.15  Compliance with Laws.
               (a) Except as set forth in any Schedule attached hereto with respect to the matters set forth therein or in
Schedule VII attached hereto, to the knowledge of Stockholders, neither Stockholders, UCAR nor any of their respective subsidiaries (including the Subsidiaries) is in default under or in violation of any foreign, federal, state or local law, ordinance, regulation or rule or any judgment, writ, order, award, edict or decree of any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction pertaining to UCAR, any of the Subsidiaries or any of the properties owned, leased or used by UCAR or any of the Subsidiaries other than such defaults and violations, if any, which will not have a Material Adverse Effect.
               (b) To the knowledge of Stockholders, neither Stockholders, UCAR nor any of the Subsidiaries has, in connection with the conduct of the Business, (i) made any payment to officers or employees of any governmental agency, authority or instrumentality, (ii) made any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, (iii) engaged in any other reciprocal practice or (iv) made any payment or given any other consideration to purchasing agents or other representatives of customers in respect of sales made or to be made, in each case which was illegal under any applicable United States or foreign law.
          5.16 Permits; Licenses. Schedule V attached hereto sets forth all of the governmental and quasi-governmental consents, approvals, exemptions, permits, licenses, franchises and other authorizations which have been issued to or are held for use by UCAR or any Subsidiary, or for which UCAR or any Subsidiary has applied and which are material to the conduct of the Business as presently conducted by UCAR and any of the Subsidiaries. Except as described in Schedule V attached hereto, to the knowledge of Stockholders, the consummation of the Transactions will not result in a violation or invalidation of any of such consents, approvals, exemptions, permits, licenses, franchises or other authorizations. Except as described in Schedule V, VI or XII attached hereto, to the knowledge of Stockholders, UCAR and the Subsidiaries have obtained all of the material governmental and quasi-governmental consents, approvals, permits, exemptions, licenses, franchises and other authorizations which are necessary in order to conduct the Business as presently conducted by them or own, lease or use the material properties presently owned, leased or used by them.


          5.17  Environmental Conditions.
               (a)  Schedule VI attached hereto:
                    (i)  lists (A) all waste treatment, storage
     and disposal facilities and sites (including, without limitation, underground storage tanks) which are located on the Real Property and which are presently used by UCAR or any Subsidiary and (B) as to each such facility or site, the time period used and the type of material treated, stored or disposed;
                   (ii)  lists (A) all waste treatment, storage
     and disposal facilities and sites which are not located on the Real Property and which are presently used by UCAR or any Subsidiary and (B) as to each such facility or site, the time period used and the type of material treated, stored or disposed;
                  (iii)  to the knowledge of Stockholders, lists
     (A) all waste treatment, storage and disposal facilities and sites (including, without limitation, underground storage tanks) which are located on the Real Property but are not presently used by UCAR or any Subsidiary and (B) as to each such facility or site, the time period used and the type of material treated, stored or disposed;
                   (iv)  to the knowledge of Stockholders, lists
     (A) all waste treatment, storage and disposal facilities and sites which are not located on the Real Property and which were used in the conduct of the Business as conducted by UCAR and the Subsidiaries but are not presently used by UCAR or any Subsidiary and (B) as to each such facility or site, the time period used and the type of material treated, stored or disposed;
                    (v)  identifies all written internal
     environmental audits conducted since February 26, 1991 relating to UCAR or any of the Subsidiaries;
                   (vi)  lists all reports of releases
     (including,
     without limitation, continuous release reports) of hazardous substances relating to UCAR or any of the Subsidiaries furnished since February 26, 1991 to any foreign, federal, state or local governmental or quasi-governmental agency, authority or instrumentality, including, without limitation, all such reports furnished to the National Response Center, any state emergency response commission, any local emergency planning committee or the United States Environmental Protection Agency (the "EPA") pursuant to requirements of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (collectively, "CERCLA");
                  (vii)  lists all reports made to the EPA or
     any state or local governmental agency, authority or instrumentality pursuant to Sections 302, 311, 312 and 313 of Title III of the Superfund Amendments and Reauthorization Act of 1986; and
                 (viii) describes all material events of non-compliance relating to UCAR or any of the Subsidiaries reported to or, to the knowledge of Stockholders, identified by any governmental or quasi-governmental agency, authority or instrumentality since February 26, 1991 with (A) environmental permits, approvals, authorizations or licenses or (B) the requirements of HS&EA Laws (as defined in Article 5.17(d)(iii) hereof), including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Resource Conservation and Recovery Act, as amended, or the Toxic Substance Control Act, as amended ("TSCA").
               (b) Except as set forth in Schedule II, III, IV, V, VI,VII or XII attached hereto, to the knowledge of
Stockholders:
                    (i)  UCAR and the Subsidiaries are in
     compliance, in all material respects, with all HS&EA Permits (as defined in Article 5.17(d)(v) hereof) held by them and all of such HS&EA Permits are in full force and effect and no action to revoke any of such HS&EA Permits is pending;
                    (ii)  neither Stockholders, UCAR nor any of
     the Subsidiaries has received written notice from any governmental or quasi-governmental authority of any event, condition, circumstance, activity, practice, incident, action or plan (A) which may materially interfere with or prevent compliance with (1) any HS&EA Law in connection with the conduct of the Business as presently conducted by UCAR and the Subsidiaries or (2) any HS&EA Permit held by UCAR or any Subsidiary in connection with the conduct of the Business or
     (B) which may (1) require the amendment or transfer of any


     HS&EA Permit held in connection with the conduct of the Business as presently conducted by UCAR and the Subsidiaries or (2) materially interfere with any such amendment or transfer;
                    (iii)  neither Stockholders, UCAR nor any of
     the Subsidiaries has received written notice that it is subject to, responsible or liable for any material HS&EA Liabilities and Costs (as defined in Article 5.17(d)(iv) hereof) based upon or arising out of (A) past or present environmental conditions on, under, above or about real property, or assets, equipment or facilities located on, under, above or about real property, previously or presently used by UCAR or any of the Subsidiaries, including, without limitation, HS&EA Liabilities and Costs arising from, related to or associated with notices given, claims made, actions and proceedings instituted or orders issued by a federal, state, local or foreign government or governmental agency or by any third party, (B) the use, production, manufacture, processing, distribution, management, handling, shipment, transport, treatment, generation, storage, or Release (as defined in Article 5.17(d)(vi) hereof) of any Contaminant (as defined in Article 5.17(d)(i) hereof) in connection with the conduct of the Business by UCAR and the Subsidiaries or (C) the failure of such real property, assets, equipment or facilities, or property about such real property, to comply in full or in part with all requirements of any HS&EA Law or any HS&EA Permit;


                    (iv) with respect to real property previously or presently owned or operated in connection with the conduct of Business by UCAR and the Subsidiaries, neither Stockholders, UCAR nor any of the Subsidiaries or any of the other present or prior owners or operators thereof are subject to any outstanding written notice or order from, or agreement with, any governmental authority or other Person in respect of which it (A) is required to incur any material HS&EA Liabilities and Costs or (B) is subject to any investigation by any governmental authority evaluating whether any material Remedial Action (as defined in Article 5.17(d)(vii) hereof) is needed to respond to a Release of a Contaminant into the Environment (as defined in Article 5.17(d)(ii) hereof) or as a result of which other material HS&EA Liabilities and Costs may arise;
                    (v) UCAR and the Subsidiaries have filed all notices required to be filed under the HS&EA Laws indicating past and present Releases of Contaminants used or held in connection with the conduct of the Business by UCAR and the Subsidiaries; and
                   (vi)  neither Stockholders, UCAR nor any
     Subsidiary has entered into any written agreement with any governmental authority or other Person pursuant to which it has assumed responsibility for, either directly or as a guarantor, indemnitor, surety or Remedial Action, which provides for future expenditures in excess of $1,000,000.


               (c) The representations and warranties set forth in Article 5.17(b) hereof shall be deemed to have been breached only if one or more events or circumstances which give rise to such breach would have a Material Adverse Effect.
               (d) As used in this Agreement, the following terms shall have the meanings set forth below:
                    (i)  "Contaminant" shall mean any waste,
     pollutant, noise, hazardous substance, toxic substance, hazardous material, hazardous waste, special waste, industrial substance or waste, radioactive material or waste, petroleum or petroleum-derived substance or waste or any constituent of any such substance or waste (including, without limitation, any such substance regulated under or defined by any HS&EA Law or otherwise determined by a court of law to be a basis for personal injury or property damage liability).
                   (ii) "Environment" shall have the meanings set forth in Section 9601(8) of Title 42 of the United States Code and "Environmental" shall have a concomitant meaning.
                  (iii)  "HS&EA Laws" shall mean foreign and
     domestic laws, and any rules and regulations promulgated thereunder by any governmental entity, relating to pollution, health and safety or protection of the Environment (including, without limitation, laws relating to the Release or threatened Release of Contaminants into the Environment or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Contaminants).
                   (iv) "HS&EA Liabilities and Costs" shall mean all liabilities, obligations, obligations to conduct Remedial Actions, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, costs or expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel and experts and all reasonable consulting fees and costs of investigations and feasibility studies), fines, penalties, monetary sanctions and interest resulting from any claim or demand by any person or governmental entity, domestic or foreign, arising pursuant to the HS&EA Laws, from (A) environmental, health or safety conditions, or the Release or threatened Release of a Contaminant into the Environment, as a result of the conduct of the Business by UCAR and the Subsidiaries and
     (B) conditions on, under, above or about any real property owned or operated by UCAR or any of the Subsidiaries.
                    (v)  "HS&EA Permit" shall mean any permit,
     license, authorization, approval or registration required pursuant to the HS&EA Laws.
                   (vi) "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, disbursal, leaching or migration of any Contaminant into the Environment or into, out of or through any structure, property, air, soil, surface water or ground water.


                  (vii) "Remedial Action" shall mean all actions required to (A) clean up, remove, treat, mitigate or remediate Contaminants in the Environment (including, without limitation, any structure or property), or (B) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to Contaminants in the Environment.
               (e) No modification, revocation, reissuance, alteration, transfer, or amendment of the HS&EA Permits, or any review by, or approval of, any third party of the HS&EA Permits is required in connection with the execution or delivery of this Agreement or the consummation of the Transactions where such modification, revocation, reissuance, alteration, transfer or amendment would have a Material Adverse Effect.
          5.18 Litigation; Claims; Proceedings. Except for suits, actions, proceedings, investigations, audits, examinations and written claims described in Articles 5.9, 5.10, 5.12, 5.17, 5.19, 5.20, 5.21 and 5.23 hereof and orders, judgments, writs, decrees, awards and edicts described in Articles 5.9, 5.10, 5.15, 5.19, 5.20 and 5.23 hereof, Schedule VII attached hereto sets forth all of the civil, criminal, administrative and arbitral suits, actions, proceedings, investigations and written claims presently pending or, to the knowledge of Stockholders, threatened in writing and all of the final orders, judgments, writs, decrees, awards and edicts presently outstanding which pertain to UCAR, any Subsidiary or any of the material properties owned, leased or used by UCAR and the Subsidiaries other than routine suits, actions, proceedings, investigations and written claims (including, without limitation, product liability, product warranty and worker's compensation suits, actions, proceedings, investigations and written claims) where the amount involved therein does not exceed $1,000,000 or where the amount involved therein and in all suits, actions, proceedings, investigations and written claims involving substantially similar issues outstanding at any time after February 26, 1991 does not exceed $1,000,000. Neither Stockholders, UCAR nor any of the Subsidiaries has received written notice of any statements, citations or decisions by any governmental agency, authority or instrumentality stating that any product made by UCAR or any of the Subsidiaries is defective or unsafe or fails to meet any standards promulgated by such agency, authority or instrumentality. To the knowledge of Stockholders, there have been no recalls ordered by any such agency, authority or instrumentality with respect to any such product.
          5.19  Patents; Technology.
               (a)  Schedule VIII attached hereto lists:
                    (i)  all of the United States and foreign
     patents and patent applications owned by or licensed or assignable to UCAR or any Subsidiary which are material to the conduct of the Business as presently conducted by UCAR and the Subsidiaries;
                   (ii)  all of the licenses and non-assertion
     rights granted to or by UCAR or any Subsidiary pursuant to written agreements pertaining to patents, patent applications, proprietary technology or inventions which are material to the conduct of the Business as presently conducted by UCAR and the Subsidiaries;
                  (iii)  all of the written confidentiality,
     secrecy, screening, development and settlement agreements pertaining to patents, patent applications, proprietary technology or inventions which are material to the conduct of the Business as presently conducted by UCAR and the Subsidiaries (other than confidentiality or secrecy agreements made in connection with the purchase, sale or lease of materials, supplies, products or other personal property or the rendition of services in the ordinary course of business); and
                   (iv)  all of the suits, actions, proceedings
     (including, without limitation, interference, opposition, revocation and conflict proceedings) and written claims presently pending or, to the knowledge of Stockholders, threatened and all of the orders, judgments, writs, edicts, awards and decrees presently outstanding pertaining to patents, patent applications, proprietary technology or inventions described in the preceding clauses of this Article.
               (b) Except as set forth in Schedule VIII attached hereto, to the knowledge of Stockholders, all of the patents, patent applications, trade secrets, know-how, inventions, processes, manufacturing information, engineering information and technical information, which are material to the conduct of the Business as presently conducted by UCAR and the Subsidiaries and which are not available in the public domain are owned by, licensed to or subject to non-assertion rights granted to UCAR or a Subsidiary. Except as set forth in Schedule VIII attached hereto, to the knowledge of Stockholders, neither UCAR nor any of the Subsidiaries has received written notice that it has infringed the patent rights of third parties.
          5.20  Trademarks; Copyrights.
                (a)  Schedule IX attached hereto lists:
                    (i)  all of the foreign, United States and
     state trademarks, service marks, trade names and copyrights owned by or licensed or assignable to UCAR or any Subsidiary which are material to the conduct of the Business as presently conducted by UCAR and the Subsidiaries;
                   (ii)  all of the written licenses and all of
     the rights under registered user or other written agreements granted to UCAR or any Subsidiary by third parties pertaining to trademarks, service marks, trade names and copyrights which are material to the conduct of the Business as presently conducted by UCAR and the Subsidiaries;
                  (iii) all of the written licenses and all of the rights under registered user or other written agreements granted to third parties by UCAR or any Subsidiary pertaining to trademarks, service marks, trade names and copyrights which are material to the conduct of the Business as presently conducted by UCAR and the Subsidiaries; and
                   (iv)  all of the suits, actions, proceedings
     (including, without limitation, interference, opposition and cancellation proceedings) and written claims presently pending or, to the knowledge of Stockholders threatened and all of the orders, judgments, writs, edicts, awards and decrees presently outstanding pertaining to trademarks, service marks, trade names or copyrights described in the preceding clauses of this Article 5.20.
               (b) Except as set forth in Schedule IX attached hereto, all of the trademarks and service marks described in
Article 5.20(a)(i) hereof have been duly registered or are the subject of pending registration applications in the jurisdictions indicated in Schedule IX attached hereto. Except as set forth in
Schedule IX attached hereto, to the knowledge of Stockholders, neither Stockholders, UCAR nor any Subsidiary has received written notice that it has infringed the trademark rights or copyrights of third parties in connection with the conduct of the Business by them.
          5.21  Human Resources.
               (a)  Schedule X attached hereto sets forth a
complete and accurate list of (i) all of the collective bargaining agreements and agreements with labor unions or associations representing employees to which UCAR or any of the Subsidiaries is a party and (ii) as of the dates set forth in Schedule X attached hereto, the total number of employees of UCAR and the Subsidiaries and the number of such employees represented by each such agreement. Such numbers of employees have not changed since such dates except in the ordinary course of business. Except as set forth in Schedule X attached hereto, to the knowledge of


Stockholders, there are no organizing efforts, strikes, slowdowns, picketing, work stoppages, labor troubles or other similar events in which employees of UCAR or any Subsidiary are participating and which is having or is reasonably likely to have a Material Adverse Effect.
               (b) For purposes of this Agreement, the following terms shall have the meanings set forth below:
                    (i)  "Benefit Plan" shall mean any plan,
     agreement or arrangement which is (A) an employment, change of control, consulting or deferred compensation agreement,
     (B) an incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase, appreciation, thrift or savings plan, (C) a severance pay plan, (D) a life, health, disability or accident insurance plan, (E) a holiday, vacation or other bonus practice or (F) any other material "employee benefit plan" as defined in Section 3(3) of ERISA (as defined below), or fringe benefit, in each of the cases as described in clauses (A) through (F) of this clause (i) which is maintained by UCAR or any Subsidiary or ERISA Affiliate (as defined below) with respect to any employee, officer, director or consultant of UCAR or any of the Subsidiaries or any ERISA Affiliate or in respect of which UCAR or any Subsidiary has any present or future liability (including any foreign benefit plan).
                   (ii)  "Code" shall mean the Internal Revenue
     Code of 1986, as amended, and the regulations promulgated thereunder.


                  (iii) "ERISA Affiliate" shall mean any entity, whether or not incorporated, which is, or since February 26, 1991 has been, treated as a single employer with UCAR or any of the Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
                   (iv)  "ERISA" shall mean the Employee
     Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
                    (v)  "PBGC" shall mean the Pension Benefit
     Guaranty Corporation.
                   (vi)  "IRS" shall mean the Internal Revenue
     Service.
                  (vii) "Pension Plan" shall mean a Benefit Plan which is a "pension plan" as defined in Section 3(3) of ERISA and which is covered by ERISA.
               (c) Schedule XI attached hereto sets forth a complete and accurate list of all Benefit Plans and Stockholders have delivered to or made available to the Buyer current copies of each such Benefit Plan including any amendments thereto since the Balance Sheet Date (or, to the extent no such copy exists, an accurate description thereof) and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) any summary plan description and other material written communications to UCAR and its Subsidiaries' employees concerning the extent of the benefits provided under a Benefit Plan; and (iii) the most recent (I) Form 5500s and attached schedules, (II) determination letter, (III) audited financial statements and (IV) actuarial valuation reports.
               (d)  With respect to each Benefit Plan:
                    (i)  UCAR and each of the Subsidiaries have
     made all contributions and other payments (including premiums payable to the PBGC) due from it to date on a timely basis and all amounts properly accrued as liabilities of UCAR or any of the Subsidiaries which have not been paid have been properly recorded on the books of UCAR or such Subsidiaries;
                   (ii)  no Benefit Plan which is subject to
     Section 302 of ERISA or Section 412 of the Code has incurred an "accumulated funding deficiency" as defined in either of such Sections (whether or not waived);
                  (iii) to the knowledge of Stockholders, each Benefit Plan and its related trust agreement has been administered in all material respects in accordance with its terms and is in material compliance with ERISA and the Code or, if applicable, foreign laws;
                   (iv)  each Benefit Plan which is intended to
     qualify under Section 401(a) or 403(a) of the Code has received a favorable determination letter from the IRS with respect to its qualification and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code; and
                    (v) other than as described in Schedule VII, X or XI attached hereto, there are no actions, suits, liens (statutory or otherwise) or claims pending (other than routine claims for benefits) or, to the knowledge of Stockholders, threatened in writing against or with respect to any Benefit Plan.
               (e) With respect to each Pension Plan that is subject to Title IV of ERISA:
                    (i)  no filing of a notice to terminate any
     such Pension Plan has been made by UCAR or any of the Subsidiaries; and
                   (ii)  Stockholders have received no written
     notice from the PBGC of the initiation of a proceeding to terminate any such Pension Plan and, to the knowledge of Stockholders, no proceeding has been initiated by the PBGC to terminate any such Pension Plan.
               (f) Except as set forth in Schedule XI attached hereto, no Benefit Plan provides medical or death benefits with respect to any employee, officer, director or consultant of UCAR or any of the Subsidiaries beyond their retirement or other termination of service other than (i) COBRA coverage or (ii) death benefits provided under any pension plan.
               (g) With respect to each Benefit Plan, no such Benefit Plan has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.
               (h)  Except as provided in UCAR's Long Term
Incentive Compensation Plan, as amended, and as set forth in
Schedule XI, the Transactions will not result in (i) the payment to any employee of UCAR or the Subsidiaries of any money or other property or right, (ii) the acceleration or provision of any other rights or benefits to any employee of UCAR or the Subsidiaries, or
(iii) any increase in benefits or compensation under any Benefit
Plan.
          5.22  Business Operations.
               (a) Except as set forth herein or in any Schedule attached hereto:
                    (i)  since the Balance Sheet Date, neither
     UCAR nor any Subsidiary has, except in the ordinary course of business, made any material change in practices, operations or policies with respect to (A) the standard terms and conditions of sale of products (including standard terms regarding returns and discounts, but excluding price changes), (B) the method of accounting for sale of products,
     (C) the policy regarding maintenance of inventory levels or
     (D) the conduct of accounts receivable collection and accounts payable payment activities;
                   (ii)  since the Balance Sheet Date, neither
     UCAR nor any Subsidiary has, except in the ordinary course of business, or as specifically contemplated by this Agreement in connection with the Transactions, (A) engaged in any material transaction, (B) entered into any material agreement, (C) incurred, paid or discharged any material obligation or liability, (D) sold or transferred any material property, (E) waived or released any material right or obligation, (F) guaranteed, assumed or otherwise become responsible for the material obligations of any Person,


     (G) made any material loan or advance to any Person, (H) made any payments to any of the Stockholders or their Affiliates,
     (I) made any repurchase or redemption of, or any reclassification of, shares of its Capital Stock, (J) issued or sold any shares of its Capital Stock or granted any of its Capital Stock or granted any options, rights, subscriptions or warrants to purchase any shares of its Capital Stock, or issued any convertible or exchangeable securities or entered into any agreements or commitments pending for the issuance or sale of any shares of its Capital Stock, (K) acquired or sold, leased, granted any interest in or otherwise disposed of any material assets or businesses, or (L) entered into any agreement or commitment, other than this Agreement, to do any of the foregoing; provided, that one or more cash dividends declared and paid after the Balance Sheet Date and prior to the Closing Date shall not be considered a breach of this
     Section 5.22; provided further, that this in no way limits or otherwise modifies the provisions of Article 1.5 hereof; and
                  (iii) since the Balance Sheet Date, there has been no material damage to or loss of the material properties owned, leased or used by UCAR and the Subsidiaries (regardless of whether such damage or destruction is covered by insurance).
               (b) Except as set forth in Schedule XVI attached hereto, to the knowledge of Stockholders, no material supplier or customer of UCAR and the Subsidiaries has indicated in writing that it will cease doing business with UCAR and the Subsidiaries as a result of the Transactions.
          5.23 Health and Safety Conditions. Schedule XII attached hereto:
                    (i)  lists all current material safety data
     sheets relating to the products currently sold by UCAR and the Subsidiaries and the chemical substances or mixtures currently used by UCAR and the Subsidiaries in the conduct of the Business as presently conducted by them;
                   (ii)  lists all written internal safety and
     health audits conducted since February 26, 1991 by UCAR or any of the Subsidiaries; and
                  (iii)  lists all citations, notices of
     violations, orders and consent orders issued and administrative or judicial enforcement proceedings commenced by governmental or quasi-governmental agencies, authorities and instrumentalities (including the United States Occupational Safety and Health Administration, any state occupational safety and health administration and, with respect to TSCA, the EPA) with respect to safety and health matters relating to UCAR or any of the Subsidiaries since February 26, 1991.
          5.24 Insurance. Schedule XIII attached hereto lists all of the material insurance policies (other than insurance policies relating to plans, policies, practices, programs, contracts, agreements, arrangements and commitments described in
Article 5.21 hereof) which cover employees, properties, products or operations (including, without limitation, fire, public liability, worker's compensation and vehicular insurance policies) and which are held by or on behalf of UCAR or any Subsidiary for their respective accounts. To the knowledge of Stockholders, there is no material inaccuracy in any application for any such policy which would form a basis for termination of any such policy.
          5.25 Liabilities. Except as set forth herein or in any Schedule attached hereto, to the knowledge of Stockholders, there are no material liabilities of UCAR and the Subsidiaries other than liabilities incurred since the Balance Sheet Date in the ordinary course of business.
          5.26 Entire Business. UCAR and the Subsidiaries own, lease or have licenses or other contractual rights to use all of the material tangible and intangible assets used by them in the conduct of the Business as presently conducted by them except for
(i) assets used to provide services or goods to UCAR or a Subsidiary pursuant to a contract, agreement or commitment set forth in Schedule IV attached hereto or one of the Other Scheduled Contracts, and (ii) pension or other funded employee benefit plan assets. The contracts, agreements and commitments under which such contractual rights have been granted are listed on Schedule IV attached hereto or included among the Other Scheduled Contracts.
          5.27 Full Disclosure. Stockholders have made or caused to be made available to Buyer, upon request, complete and accurate copies of all documents listed in the Schedules attached hereto and all files, records and papers related to all claims, actions, suits, proceedings and investigations listed in the Schedules attached hereto, in each case (i) other than documents, files, records and papers which, in the reasonable opinion of Stockholders, contain information (including, without limitation, price and cost data on any basis other than an aggregate basis) the disclosure of which to competitors of UCAR or any of the Subsidiaries might be detrimental to UCAR or any of the Subsidiaries and (ii) except to the extent that such access would
(A) violate the terms of any agreement to which UCAR or any of the Subsidiaries is a party, any applicable law, ordinance, rule or regulation or any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction or (B) result in the loss of any attorney-client or other privilege. Stockholders have not knowingly withheld any documents, files, records, papers or related materials necessary to make the representations and warranties set forth in Articles 3, 4 and 5 hereof, in the context in which they are made, not misleading in any material respect. To the knowledge of Stockholders, UCAR has not furnished any documents, files, records, papers or related materials to the Buyer that contain any untrue statement of a material fact.
          5.28 Limitation on Representations. Except as set forth in Articles 3 and 4 hereof or this Article 5, no representations, warranties or guarantees have been, are being or will be made by Union Carbide, Mitsubishi or UCAR as to the quality, condition, character, size, quantity, type, earnings, revenues, expenses, suitability or value of UCAR, the Subsidiaries or any of the properties owned, leased or used by UCAR or any Subsidiary and ALL REPRESENTATIONS, WARRANTIES OR GUARANTEES IMPLIED OR OTHERWISE CREATED UNDER ANY APPLICABLE LAW ARE EXPRESSLY DISCLAIMED BY THE STOCKHOLDERS.
          5.29  Receivables.
               (a)  All of UCAR's and, to the knowledge of
Stockholders, the Subsidiaries' receivables have arisen only from bona fide transactions in the ordinary course of business.
               (b) As of the Balance Sheet Date there had not been, and since the Balance Sheet Date there have not been, sales of any receivables or other similar assets pursuant to (i) the Asset Purchase and Sale Agreement, dated as of June 26, 1992, among UCAR Carbon Company Inc., Omnibus Funding Corporation and Manufacturers Hanover Agent Bank Services and the Secondary Asset Purchase and Sale Agreement, dated as of June 26, 1992, among UCAR Carbon Company Inc., Internationale Nederlanden Bank N.V. and Manufacturers Hanover Agent Bank Services or (ii) any other similar arrangement, nor have Stockholders entered into any other similar arrangement that remains in effect as of the date hereof.
          5.30  Limitations on Representations.
          Notwithstanding anything contained herein to the contrary, to the extent any representation or warranty contained in Article 3, 4 or 5 is not true as a result of any action (i) taken or omitted to be taken by the Stockholders, UCAR, or the Subsidiaries at the request of the Buyer, or (ii) that is necessary in connection with the consummation of the Transactions
(and disclosed to Buyer as contemplated by Article 6.2(a)), then the failure of such representation or warranty to be true shall not be deemed to be a violation or breach of any such representation or warranty for all purposes hereof.

ARTICLE 6 - PRE-CLOSING COVENANTS
        6.1  Conduct By Buyer.
             (a) From the date hereof until the Closing, Buyer shall refrain from taking any action which would cause any representation or warranty contained in Article 2 hereof to be untrue or incorrect in any material respect as of the Closing.
             (b)  If, for any reason (including, without
limitation, termination of this Agreement pursuant to Article 9 hereof), the Closing does not take place, Buyer will, and will cause its officers, employees and other representatives to, keep confidential and not use in any manner any information or documents obtained from, Stockholders, UCAR or any of the Subsidiaries concerning UCAR's or any of its Subsidiaries' respective properties, businesses and operations and shall promptly (i) return to UCAR all documents, papers, books, records and other materials (and all copies thereof) obtained by any of them from Stockholders, UCAR, or any of their respective subsidiaries or Affiliates (including, without limitation, the Subsidiaries) or any of the directors, officers, employees, agents, representatives or consultants of Stockholders, UCAR or any of their respective subsidiaries or Affiliates (including, without limitation, the Subsidiaries) in connection with the investigation and evaluation of the Transactions, and the negotiation and preparation of this Agreement or the consummation of the Transactions, (ii) destroy all copies of all analyses, studies and other documents prepared by or for Buyer which contain or reflect information contained in such documents, papers, books, records and other materials or obtained in connection with visits to the facilities of UCAR or any of the Subsidiaries and (iii) furnish to Stockholders a certificate signed by an appropriate authorized officer of Buyer to the effect that such destruction has been completed.
             (c) Buyer agrees to take all reasonable action that is necessary or desirable prior to the Closing (other than actions to be taken by the Stockholders, UCAR and its Subsidiaries) such that the Lenders are prepared to lend the aggregate amount of the Borrowings on the Closing Date.
        6.2  Conduct by Stockholders and UCAR.
        From the date hereof until the Closing,
             (a) Stockholders shall, and shall cause UCAR and its non-Foreign Subsidiaries and shall use their reasonable efforts to cause the Foreign Subsidiaries to (i) refrain from taking any action which would cause any representation or warranty contained in Article 3, 4 or 5 hereof to be untrue or incorrect in any material respect (or in any respect, in the case of the representations or warranties contained in Article 5.22 or 5.29(b)) as of the Closing Date and (ii) notify Buyer of any event, condition or circumstance occurring from the date hereof through the Closing Date that would, or but for Section 5.30 would, constitute a violation or breach of any representation or warranty or cause such representation or warranty to be untrue as of the Closing Date (assuming such event, condition or circumstance existed on the Closing Date);
             (b)  except as otherwise provided herein,
Stockholders shall not permit UCAR to amend or authorize any amendment of the Certificate of Incorporation or the Bylaws of UCAR prior to the Closing;
             (c) except as Buyer shall otherwise agree in writing, Stockholders, UCAR and their Affiliates shall not enter into any new, or amend any existing, Benefit Plan or any other agreement, program, or arrangement in connection therewith (including any trust agreement, insurance contract or credit facility) or grant any increases in compensation, other than in the ordinary course of business or pursuant to promotions, in each case consistent with past practice; and
             (d) the Stockholders shall cause UCAR and its non-Foreign Subsidiaries, and shall use their reasonable efforts to cause the Foreign Subsidiaries, to take such reasonable action at the request of the Buyer (to the extent such actions are reasonably contemplated hereby) prior to the Closing that is necessary or desirable such that the Borrowings and the other Transactions are consummated on the Closing Date.
        6.3  Conduct of the Business.
             (a)  From the date hereof until the Closing,
Stockholders shall cause UCAR and its non-Foreign Subsidiaries,


and shall use their reasonable efforts to cause the Foreign
Subsidiaries, to:
                     (i)  employ the properties owned, leased or
     used by them and conduct the Business only in the ordinary course;
                    (ii)  use all reasonable efforts to retain
     their employees and preserve their business relationships;
                   (iii) refrain from entering into any contract except in the ordinary course of business;
                    (iv)  refrain from taking any action which
     would cause any representation or warranty contained in
     Article 3, 4 or 5 hereof to be untrue or incorrect in any material respect as of the Closing;
                     (v)  provide reasonable access by Buyer and
     its officers, employees and other representatives to their books, files, papers and records upon reasonable request with due regard to minimizing interference with the conduct of the Business by them; provided, however, that no such access shall be provided (A) to technical, financial or operating books, files, papers or records (including, without limitation, price and cost data on any basis other than an aggregate basis) which, in the reasonable opinion of Stockholders, contain information the disclosure of which to competitors of UCAR or any of the Subsidiaries might be detrimental to UCAR or any of the Subsidiaries (but only to the extent that the lack of access of Buyer or its officers, employees and other representatives thereto would not materially impair the ability of Buyer to evaluate the accuracy of the representations and warranties set forth in Articles 3, 4 and 5 hereof) or (B) to the extent that such access would (1) violate the terms of any agreement to which UCAR or any of the Subsidiaries is a party, any applicable law, ordinance, rule or regulation or any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction or (2) result in the loss of any attorney-client or other privilege;
                    (vi) permit with reasonable frequency senior management and representatives of Buyer and the sources of Buyer's financing to meet with senior management of UCAR to discuss the Business as presently conducted by UCAR and the Subsidiaries; provided, that the Stockholders will be given prior notice of all such meetings, and representatives of the Stockholders will be permitted to attend all such meetings; provided, further, that senior management of UCAR shall not disclose during such discussions (A) any technical, financial or operating information or data (including, without limitation, price and cost data on any basis other than an aggregate basis) the disclosure of which to competitors of UCAR or any of the Subsidiaries would, in the reasonable opinion of Stockholders, be detrimental to UCAR or any of the Subsidiaries (but only to the extent that the non-disclosure by the senior management of UCAR of such information or data would not materially impair the ability of Buyer to evaluate the accuracy of the representations and warranties set forth in Articles 3, 4 and 5 hereof) or (B) any information or data the disclosure of which would (1) violate the terms of any agreement to which UCAR or any of the Subsidiaries is a party, any applicable law, ordinance, rule or regulation or any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction or (2) result in the loss of any attorney-client or other privilege; and
                   (vii)  refrain from making or revoking any
     elections with respect to Taxes other than in the ordinary course of business.
             (b) Notwithstanding anything contained herein to the contrary, no action by the Stockholders, UCAR or any of the Subsidiaries taken pursuant to the request of the Buyer or that is necessary in connection with the consummation of the Transactions (and disclosed to Buyer with reasonable promptness) shall be deemed a breach of any of the covenants contained in clauses (i) through (iv) of Article 6.3(a) hereof.
        6.4  Filings and Consents.
            (a) Each Party shall, at its own cost and expense, promptly file and thereafter diligently pursue any filing required on its part under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all rules and regulations adopted thereunder (collectively, the "HSR Act") in connection with the Transactions.
             (b) Each Party shall, at its own cost and expense, promptly file and thereafter diligently pursue any filing required on its part under the European Union regulations, as amended, and all rules and regulations adopted thereunder (collectively, the "EU") in connection with the Transactions.
             (c) Each Party shall, at its own cost and expense, promptly file and thereafter diligently pursue any filing required on its part under French, Canadian, Spanish and Italian laws, if any, in connection with the transactions contemplated by this Agreement.
             (d) Stockholders shall use all reasonable efforts to obtain the consents, approvals or other authorizations required to be obtained from, make all filings required to be made with and give all notices required to be given to any third party (including, without limitation, governmental or quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) that are required on their respective parts in connection with the consummation of the Transactions (other than those contemplated by Articles 6.4(a), 6.4(b) and 6.4(c) hereof), in each case if (but only if) the failure to obtain, give or make such consent, approval, authorization or filing would have a Material Adverse Effect (collectively, the "Required Consents").
             (e) Each Party shall, upon request, cooperate with the other Parties in connection with the performance of their respective obligations under this Article 6.4.


        6.5 Fulfillment of Conditions. Each party shall use all reasonable efforts to fulfill or cause to be fulfilled the conditions set forth in Articles 7 and 8 hereof. Without limitation of the foregoing, each of the Parties shall have the right to review and consult concerning the preparation by UCAR of the Certificate referred to in Article 8(xi).
        6.6 Supplemental Disclosure. The Stockholders shall have the right from time to time prior to the Closing to supplement the disclosure Schedules prepared by them or UCAR, with respect to any matter hereafter arising which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such Schedule. Any such supplemental disclosure will be deemed to have cured any breach of any representation or warranty made in this Agreement, but will not be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Articles 7 and 8 hereof have been satisfied. The Stockholders shall also have the right through November 23, 1994 to supplement the disclosure Schedules; provided, that such supplemental disclosure shall, in the aggregate, taken together with the Schedules accompanying this Agreement when first executed (the "Original Schedules"), not disclose any liens, claims or encumbrances which would materially and adversely impair the value of the Lender's collateral package with respect to the Borrowings or any state of affairs representing a Material Adverse Effect, in either case, not disclosed on the Original Schedules.


        6.7 Limitation of Stockholders' Liabilities. From and after the Closing Date, except as expressly provided for in this Agreement or the agreements identified with an asterisk on
Schedule IV, (a) the Stockholders shall have no obligations or liabilities whatsoever relating to the business, properties or assets of UCAR and the Subsidiaries as the same may exist at the Closing Date or arise thereafter and (b) the Buyer shall release, indemnify and hold the Stockholders harmless from all such obligations and liabilities (including the costs of defense thereof and reasonable attorneys' fees and expenses) that are alleged against or might otherwise be imposed on the Stockholders. The Buyer shall cooperate with the Stockholders, both before and after the Closing Date, by taking, and after Closing, by causing the appropriate entity to take, all actions the Stockholders shall reasonably request to effect the termination of any such Stockholders' obligation or liability.
        6.8 Tax Certificate. UCAR shall deliver to Mitsubishi prior to the Closing the certificate referred to in Article 8(xi).

ARTICLE 7 - BUYER'S CONDITIONS TO CLOSING
     The obligations of Buyer to consummate the Transactions are, unless waived by Buyer, subject to the fulfillment, at or before the Closing, of each of the following conditions:
                     (i) No statute or law, no rule or regulation of a governmental agency, authority or instrumentality of competent jurisdiction and no injunction or restraining order of a court of competent jurisdiction shall be in effect which prohibits, restricts or enjoins, and no suit, action or proceeding shall be pending or threatened which seeks to prohibit, restrict, enjoin, nullify, seek material damages with respect to or otherwise materially adversely affect, the consummation of the Transactions.
                    (ii) The applicable waiting period under the HSR Act, including all extensions thereof, shall have expired or been terminated.
                   (iii) The applicable waiting period under the EU regulations, including all extensions thereof, shall have expired or been terminated.
                    (iv)  The applicable waiting period under
     French, Canadian, Spanish and Italian laws, if any, including all extensions thereof shall have expired or been terminated.
                     (v)  Except for such changes as may occur in
     the ordinary course of business or as may be permitted or required pursuant to the terms hereof, the representations and warranties of Stockholders set forth in Articles 3, 4, and 5 hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date. The reference to "in all material respects" in this condition is not intended to broaden the scope of any exception for materiality contained in any specific representation or warranty.
                    (vi)  Stockholders shall have performed and
     complied with all covenants and agreements required to be


     performed or complied with by Stockholders under this Agreement prior to or concurrently with the Closing in all material respects. The reference to "in all material respects" in this condition is not intended to broaden the scope of any exception for materiality contained in any covenant or agreement.
                   (vii)  Buyer shall have received all
     certificates and other documents, in form and substance reasonably satisfactory to Buyer, required to be delivered to Buyer at or before the Closing pursuant to this Agreement duly executed by all necessary persons (other than Buyer).
                  (viii)  Buyer shall have received the stock
     certificates described in Article 1.4(a)(vii) hereof in accordance with the terms of Article 1.4(a)(vii) hereof.
                    (ix)  Buyer shall have received the
     resignation of directors described in Article 1.4(a)(viii) hereof.
                     (x)  Stockholders and UCAR shall have
     obtained the Required Consents.
                    (xi) Chemical Bank, on behalf of the Lenders, shall not have declined to consummate the Borrowings as a result of (i) "any material disruption of, or material adverse change in, the financial, banking or capital markets" or (ii) "any material adverse change in the assets, business, properties, financial condition or results of operations of UCAR and the Subsidiaries".



ARTICLE 8 - STOCKHOLDERS' AND UCAR'S CONDITIONS TO CLOSING
     The obligations of Stockholders and UCAR to consummate the Transactions are, unless waived by Stockholders, subject to the fulfillment, at or before the Closing, of each of the following conditions:
                     (i) No statute or law, no rule or regulation of a governmental agency, authority or instrumentality of competent jurisdiction and no injunction or restraining order of a court of competent jurisdiction shall be in effect which prohibits, restricts or enjoins, and no suit, action or proceeding shall be pending or threatened which seeks to prohibit, restrict, enjoin, nullify, seek material damages with respect to or otherwise materially adversely affect, the consummation of the Transactions.
                    (ii) The applicable waiting period under the HSR Act, including all extensions thereof, shall have expired or been terminated.
                   (iii) The applicable waiting period under the EU regulations, including all extensions thereof, shall have expired or been terminated.
                    (iv)  The applicable waiting period under
     French, Canadian, Spanish and Italian laws, if any, including all extensions thereof shall have expired or been terminated.
                     (v)  Except for such changes as may occur in
     the ordinary course of business or as may be permitted or required pursuant to the terms hereof, the representations and warranties of Buyer set forth in Article 2 hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date. The reference to "in all material respects" in this condition is not intended to broaden the scope of any exception for materiality contained in any specific representation or warranty.
                    (vi) Buyer shall have performed and complied with all covenants and agreements required to be performed or complied with by Buyer under this Agreement prior to or concurrently with the Closing in all material respects. The reference to "in all material respects" in this condition is not intended to broaden the scope of any exception for materiality contained in any covenant or agreement.
                   (vii)  Stockholders and UCAR shall have
     received all certificates and other documents, in form and substance reasonably satisfactory to Stockholders, required to be delivered to Stockholders and UCAR at or before the Closing pursuant to this Agreement duly executed by all necessary persons (other than Stockholders and UCAR).
                  (viii) UCAR shall have received the Purchase Price, Mitsubishi's shares of Class A Common Stock shall have been redeemed by UCAR and cancelled, and Union Carbide shall have received the Dividend in accordance with Article 1.3 hereof.
                    (ix)  Stockholders and UCAR shall have
     obtained the Required Consents.


                     (x)  The Board of Directors of UCAR shall
     have received a report, in form and substance, and from a Person, satisfactory to it in the reasonable exercise of its judgment, demonstrating that the surplus of UCAR for purposes of the Delaware General Corporation Law is sufficient to pay the Recapitalization Amount.
                     (xi) UCAR shall have delivered to Mitsubishi the certificate described in Treasury Regulation section 1.897-2(h) under the Code with respect to the Redemption.

ARTICLE 9 - EFFECTIVENESS; TERMINATION; SURVIVAL OF AGREEMENT
        9.1 Effectiveness. This Agreement shall become effective upon the approval hereof by the Board of Directors of Mitsubishi.
        9.2 Termination. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated:
                     (i)  at the Closing or at any time prior
     thereto, by mutual written agreement of Stockholders and Buyer;
                    (ii)  at any time after March 31, 1995 (the
     "Termination Date") and prior to the Closing, by Buyer, if
     (A) the Closing shall not have been consummated on or before the Termination Date and (B) the failure to consummate the Closing on or before the Termination Date did not result from the failure by Buyer to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by Buyer; or


                     (iii) at any time after the Termination Date and prior to the Closing, by Union Carbide or Mitsubishi, if
     (A) the Closing shall not have been consummated on or before the Termination Date and (B) the failure to consummate the Closing on or before the Termination Date did not result from the failure by Union Carbide or Mitsubishi to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by Union Carbide or Mitsubishi.
If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Article 9.3 hereof.
        9.3 Survival after Termination. If this Agreement is terminated in accordance with Article 9.2 hereof and the Transactions are not consummated, this Agreement shall become null and void and of no further force and effect, except for the provisions of Articles 6.1(b), 13, 14, 15, 16, 17, 18 and 22;
provided, however, that none of the Parties shall have any liability in respect of a termination of this Agreement.

ARTICLE 10 - TAX MATTERS; POST-CLOSING COVENANTS
        10.1  Transactional Taxes and Costs.
             (a) Stockholders shall be responsible for all sales, transfer, conveyance, gains, stamp, value added or gross income taxes (other than gross income taxes based on revenue or income of UCAR or Buyer) or other taxes, duties, excises or governmental charges, fees, imposts or assessments, and any interest or penalties thereon, imposed by any taxing jurisdiction (the foregoing are hereinafter referred to as "Transactional Taxes") with respect to the Acquisition, the Dividend or the Redemption, to the extent that such Transactional Taxes would have been due if the Acquisition, the Dividend and the Redemption had been structured as a sale of 75% of the Capital Stock owned by each of
the Stockholders (the "Stockholder Transactional Taxes").   UCAR
shall be responsible for all Transactional Taxes relating to the Transactions other than the Stockholder Transactional Taxes. Each Party shall provide the other Parties with appropriate exemption certificates or direct pay certificates where possible, or shall promptly pay and discharge any Transactional Taxes for which such Party is responsible pursuant to the first two sentences of this
Article 10.1(a). The foregoing notwithstanding, in the event any Party shall be required to pay any Transactional Taxes for which any other Party is responsible pursuant to the first two sentences of this Article 10.1(a), such other Party shall promptly reimburse such Party and hold such Party harmless from any Transactional Taxes paid by such Party on behalf of such other Party. In the event any taxing jurisdiction subsequently determines that any additional Transactional Taxes (including interest or penalties thereon) are due, the Party responsible for such Transactional Taxes pursuant to the first two sentences of this Article 10.1(a) shall hold any other Party harmless therefrom.
             (b) Notwithstanding anything to the contrary contained in this Agreement, Union Carbide's assumption of "Assumed UCAR Tax Liabilities" pursuant to Section 9.2 of the


Stock Purchase and Sale Agreement, dated November 9, 1990, among Mitsubishi, Union Carbide, and UCAR Carbon Company, Inc. shall continue in effect pursuant to its terms.
             (c) Buyer will be responsible for and shall hold Stockholders harmless from any Tax arising from any election by Buyer under Section 338 of the Internal Revenue Code.
             (d) UCAR shall be responsible for all recording fees and notarial fees arising out of the sale of the Acquired Shares or otherwise on account of this Agreement or the Transactions. UCAR shall promptly pay and discharge such fees and shall promptly reimburse Buyer for any amounts Buyer may have expended on such fees.
        10.2  Records Retained by Stockholders.
             (a) Except as otherwise provided in Articles 10.2(b), 10.2(c) and 10.2(d) hereof or in any other agreement to which UCAR or any of the Subsidiaries and Stockholders or any of their respective subsidiaries are parties which are in each case shown on Schedule IV, Stockholders shall deliver or cause to be delivered to UCAR or the Subsidiaries within sixty (60) days after the Closing, all books, records and files which pertain to the Business as conducted by UCAR and the Subsidiaries, UCAR, any Subsidiary or any of the properties owned, leased or used by UCAR or any Subsidiary, to the extent such books and records relate solely to the Business and do not contain any information pertaining to the Stockholders or Stockholders' Affiliates (other than UCAR and the Subsidiaries) and which are possessed by Stockholders, or their respective subsidiaries or their respective directors, officers, employees, agents, representatives or nominees (the "Business Records").
             (b) All Business Records which are (i) required by Stockholders or their subsidiaries or their respective directors, officers, employees, agents, representatives or nominees in connection with any pending or threatened claim, suit, action, proceeding or investigation or termination or (ii) subject to any "Hold Order" issued pursuant to the Records Retention and Protection Manual of Union Carbide (a complete and accurate copy of which has been made available to Buyer) shall be retained by Stockholders or such subsidiary, director, officer, employee, agent, representative or nominee until the final termination of such claim, suit, action, proceeding or investigation or termination of such "Hold Order" as the case may be. Prior to such termination, copies of such Business Records shall be delivered to UCAR or the Subsidiaries. After such final termination, such Business Records shall be delivered to UCAR or the Subsidiaries.
             (c) Nothing contained herein shall obligate or require Stockholders to deliver or cause to be delivered to UCAR or the Subsidiaries any Business Records which pertain to the Transactions and the photocopies of Business Records contained in the data room for the Transactions.
             (d) All Business Records which contain information relating to Stockholders or any of their respective subsidiaries or Affiliates shall be retained by Stockholders or such subsidiary or Affiliate and copies of such Business Records (from which such information shall have been deleted) shall be delivered to UCAR or the Subsidiaries.
        10.3 Access by Stockholders. At any time and from time to time after the Closing, upon reasonable request by Stockholders, UCAR shall, and shall cause the Subsidiaries to, (i) provide full access, during normal business hours, to Stockholders and their respective subsidiaries and the officers, employees, other representatives and counsel of Stockholders and their respective subsidiaries to the facilities, books, records, files, paper, data and information relating to UCAR, any Subsidiary or any of the properties owned, leased or used by UCAR or any Subsidiary and (ii) make their employees available to Stockholders and their respective subsidiaries and the officers, employees, other representatives and counsel of Stockholders and their respective subsidiaries, in each case to the extent reasonably necessary and within a reasonable time period in connection with any tax, pension or employee benefit matter pertaining to Stockholders or any of their respective subsidiaries or any Taxes for which Stockholders are responsible under this Agreement, at no charge to Stockholders or such subsidiaries, officers, employees, other representatives or counsel; provided, however, that Stockholders shall reimburse UCAR and the Subsidiaries for travel, lodging, meal and other expenses directly and reasonably incurred by such employees in connection with such request.
        10.4 Preservation of Records. After the Closing, UCAR shall, and shall cause the Subsidiaries to, preserve all books, records, files, papers, data and information which is possessed by it or them and which relates to UCAR or the Subsidiaries for (i) a period of seven (7) years after the Closing and (ii) for such longer period as may be required (A) by an agreement, law, ordinance, rule, regulation or any order, writ, judgment, stipulation, edict, award or decree known to UCAR or any of the Subsidiaries or (B) in connection with any pending or threatened claim, suit, action, proceeding or investigation (including, without limitation, tax examinations and audits) known to UCAR or any of the Subsidiaries. If, upon the expiration of such period, UCAR or any Subsidiary desires to destroy any of such books, records, files, papers, data or information, UCAR shall, or shall cause such Subsidiary to, give written notice to that effect to Stockholders not more than one hundred eighty (180) and not less than ninety (90) days prior to such destruction. Stockholders shall have the right, at their respective cost and expense, to take possession of such books, records, files, papers, data or information; provided, that Stockholders give written notice to that effect to UCAR within ninety (90) days after such notice shall have been given and takes such possession within one hundred eighty (180) days thereafter. UCAR shall, and shall cause the Subsidiaries to, cooperate with Stockholders in connection with taking such possession.
        10.5 Agreement Not To Compete. (a) Neither Union Carbide nor Mitsubishi shall, or shall permit its Controlled Affiliates (as defined below) to, directly or indirectly develop, manufacture, service, market, sell or otherwise distribute Certain Products (as defined below) in the UCAR Home Markets (as defined below) at any time after the Closing Date until the Release Date (as defined below).
             (b) Notwithstanding the foregoing, Mitsubishi and Union Carbide and their respective Controlled Affiliates may sell or otherwise distribute Certain Products in the UCAR Home Markets if appointed by UCAR or a Subsidiary as a distributor or other agent of UCAR or a Subsidiary, on such terms and conditions as are mutually agreed between the respective parties thereto; provided, however, that such terms and conditions shall include the right of any party to such distributorship or other agency to terminate at any time.
             (c) Except as otherwise provided in this Article 10.5, Union Carbide and Mitsubishi and their respective Affiliates shall have the right to (1) engage in any and all businesses and activities of any kind whatsoever, (2) use, lease and own any and all assets, rights and properties of any kind whatsoever, however used, leased or owned and wherever used, leased or owned, and (3) receive compensation or profit therefrom for its or their own account and without in any manner being obligated to disclose or offer such businesses, activities, assets, rights, properties, compensation or profit to the other Parties or their Affiliates.
             (d) Nothing contained herein shall be deemed or construed to restrict, limit or otherwise reduce the right of UCAR and its Controlled Affiliates to engage in the Business anywhere in the world at any time.


             (e) Each of the Parties agrees that any breach of this Article 10.5 by a Party would cause irreparable damage to the other Parties and that, in the event of such breach, the other Parties and their Affiliates shall have, in addition to any and all other rights and remedies, the right to an injunction, an order of specific performance or other equitable relief to prevent or redress such breach.
             (f)  For purposes of this Article 10.5:
                     (i)  "Certain Products" shall mean carbon or
     graphite electrodes, carbon or graphite blocks (other than NDK Blocks) (as defined below), flexible graphite, graphite specialties (other than isotropic graphite), graphite anode and calcined coal.
                    (ii) "Controlled Affiliate" shall mean, with respect to any Person, any other Person which, directly or indirectly, is controlled by such Person; provided, however, that neither UCAR nor any of the Controlled Affiliates of UCAR shall be deemed to be a "Controlled Affiliate" of Union Carbide or Mitsubishi for the purposes hereof.
                   (iii)  "NDK Blocks" shall mean carbon or
     graphite blocks used as lining for furnaces, of substantially the size and type presently manufactured by Nippon Electrode Co., Ltd., a Japanese corporation.
                    (iv) "UCAR Home Markets" shall mean Austria, Belgium, Brazil, Canada, Denmark, Switzerland, France, Germany (including the territory formerly known as East Germany), Greece, Iceland, Ireland, Italy, Luxembourg,


     Mexico, the Netherlands, Norway, Portugal, South Africa, Spain, Sweden, the United Kingdom, and the United States.
                     (v)  "Release Date" shall mean (A) with
     respect to Mitsubishi, the date that is four (4) years after the Closing Date, and (B) with respect to Union Carbide, the date that is two (2) years after the date upon which Union Carbide is no longer represented on the UCAR Board of Directors, shall beneficially own less than ten percent (10%) of the issued and outstanding Capital Stock, and shall have no contractual right (or shall have permanently waived any contractual right) to recommend, nominate or have, or require to be, elected any Director of UCAR, which shall in no event be a date that is less than four (4) years after the Closing Date.

ARTICLE 11 - EMPLOYEES AND BENEFITS
     At the Closing, Buyer shall cause UCAR to continue to employ the employees listed in Schedule X attached hereto (collectively, the "Employee(s)") (i) in equivalent or greater positions, (ii) at the same or greater wage rates, and (iii) with benefit plans, compensation policies and practices which in the aggregate are substantially equivalent to the Benefit Plans set forth on
Schedule XI attached hereto (the "Benefits"). Buyer agrees to maintain the Benefits for at least two (2) years from and after the Closing Date. Buyer shall accept and credit to all Employees all previous service recognized by the UCAR Retirement Plan ("UCAR Pension Plan") and Union Carbide benefit plans and compensation practices under all of Buyer's benefit plans, compensation policies and practices where such service is applicable.
               (a) United States and Canada. In the event any salaried Employee in the United States or Canada is terminated involuntarily by Buyer or UCAR (other than for cause) within one year of the Closing Date, in lieu of the regular layoff allowance, such Employee will be provided those severance benefits listed in
Schedule XI for which such employee is eligible in addition to any other benefits (other than the regular layoff allowance) to which such Employee is entitled. The following provisions shall pertain to the UCAR Pension Plan and the UCAR Carbon Savings Plan ("UCAR Savings Plan") (collectively, the "UCAR Plans").
                    (1) Pension Plan. Buyer shall cause UCAR to continue to maintain the UCAR Pension Plan for at least two
     (2) years from and after the Closing Date. The UCAR Pension Plan shall continue to recognize service and earnings recognized under the Retirement Program Plan for Employees of Union Carbide Corporation and its Participating Subsidiary Companies ("UCC Plan") prior to February 25, 1991. No transfer of assets from the UCC Plan to the UCAR Pension Plan shall be made with respect to any Employee. Upon each Employee's retirement from UCAR, the UCC Plan shall provide to such Employee the benefits to which such Employee is entitled under the UCC Plan as of the Closing Date, based on earnings and service with UCAR prior to the Closing Date, but only to the extent any obligation to recognize such service and earnings exists prior to the Closing Date. UCAR may reduce any benefit payable to such Employee under the UCAR Pension Plan by the amount paid to such Employee under the Union Carbide Plan. Union Carbide shall have the right to suspend payment of benefits under the UCC Plan to any Employee, or to any person who was an employee of Union Carbide at any time during the twelve (12) month period immediately preceding February 25, 1991 ("Former Employees"), for any period during which such Employee or Former Employee is or was either an employee of UCAR or, unless otherwise agreed to in writing by Union Carbide, an independent contractor or consultant performing duties for UCAR on a substantially full-time basis. UCAR or Buyer shall notify Union Carbide within ten (10) days of employment, as employee, independent contractor or consultant, of any person who was a Former Employee, or re-employment of any Employee whose employment with UCAR terminates after the Closing Date.
                    (2)  For purposes of Buyer's and UCAR's
     obligations with respect to Employees under this Article 11, former Employees shall be deemed to be Employees as of the first date of employment with UCAR.
                    (3) Buyer shall continue to maintain the UCAR Savings Plan for at least two (2) years from and after the Closing Date.
               (b) International. Schedule XVII attached hereto sets forth the international benefit plans, compensation policies and practices provided to Employees of UCAR and certain Foreign Subsidiaries (collectively, the "International Plans"). Buyer agrees to cause UCAR to maintain benefit plans, compensation policies and practices which in the aggregate are substantially equivalent to the International Plans for at least two (2) years from and after the Closing Date.

ARTICLE 12 - SURVIVAL OF REPRESENTATIONS INDEMNIFICATION
        12.1 Survival of Representations and Covenants of Buyer. The representations and warranties set forth in Article 2 hereof shall survive the execution, delivery and performance of this Agreement and the consummation of the Transactions for a period of eighteen (18) months following the Closing Date. Except as otherwise provided in the next sentence, the covenants and agreements of Buyer set forth in this Agreement shall survive such execution, delivery, performance and consummation for a period of eighteen (18) months following the Closing Date. Each covenant and agreement of Buyer set forth in this Agreement which, by its terms, is not required to be fully performed or complied with prior to the Closing shall survive such execution, delivery, performance and consummation for a period of eighteen (18) months following the date by which such covenant or agreement is so required to be fully performed or complied with. No suit, action or proceeding may be commenced by Stockholders or UCAR with respect to any claim arising out of or relating to such warranties, representations, covenants or agreements after the expiration of the period for which such representations, warranties, covenants and agreements shall survive pursuant to this Article 12.1 (the "Applicable Buyer Survival Period");


provided, however, that subject to this Article 12 and Article 22 hereof, Stockholders and UCAR shall have the right to commence a suit, action or proceeding after the expiration of the Applicable Buyer Survival Period with respect to claims arising out of or relating to such representations, warranties, covenants or agreements which shall have been asserted by Stockholders or UCAR under Article 12.7 hereof before the expiration of the Applicable Buyer Survival Period.
        12.2 Survival of Representations and Covenants of Union Carbide. The representations and warranties set forth in Articles 3 and 5 hereof shall survive the execution, delivery and performance of this Agreement and the consummation of the Transactions for a period of eighteen (18) months following the Closing Date, except (i) in the case of representations and warranties set forth in Article 5.9 as to which the period shall be three years following the Closing Date and (ii) for the indemnity set forth in Article 12.5(a)(iii) as to which the period shall be ten years following the Closing Date. Except as otherwise provided in the next sentence, the covenants and agreements of Union Carbide set forth in this Agreement shall survive such execution, delivery, performance and consummation for a period of eighteen (18) months following the Closing Date. Each covenant and agreement of Union Carbide set forth in this Agreement which, by its terms, is not required to be fully performed or complied with prior to the Closing shall survive such execution, delivery, performance and consummation for a period of eighteen (18) months following the date by which such covenant or agreement is so required to be fully performed or complied with. No suit, action or proceeding may be commenced by Buyer with respect to any claim arising out of or relating to such warranties, representations, covenants or agreements after the expiration of the period for which such representations, warranties, covenants and agreements shall survive pursuant to this Article 12.2 (the "Applicable UCC Survival Period"); provided, however, that, subject to this Article 12 and Article 22 hereof, Buyer shall have the right to commence a suit, action or proceeding after the expiration of the Applicable UCC Survival Period with respect to claims arising out of or relating to such representations, warranties, covenants and agreements which shall have been asserted by Buyer under Article 12.7 hereof before the expiration of the Applicable UCC Survival Period.
        12.3 Survival of Representations and Covenants of Mitsubishi. The representations and warranties set forth in Articles 4 and 5 hereof shall survive the execution, delivery and performance of this Agreement and the consummation of the Transactions for a period of eighteen (18) months following the Closing Date, except (i) in the case of representations and warranties set forth in Article 5.9 as to which the period shall be three years following the Closing Date and (ii) for the indemnity set forth in Article 12.5(a)(iii) as to which the period shall be ten years following the Closing Date. Except as otherwise provided in the next sentence, the covenants and agreements of Mitsubishi set forth in this Agreement shall survive such execution, delivery, performance and consummation for a period of eighteen (18) months following the Closing Date. Each covenant and agreement of Mitsubishi set forth in this Agreement which, by its terms, is not required to be fully performed or complied with prior to the Closing shall survive such execution, delivery, performance and consummation for a period of eighteen
(18) months following the date by which such covenant or agreement is so required to be fully performed or complied with. No suit, action or proceeding may be commenced by Buyer with respect to any claim arising out of or relating to such warranties, representations, covenants or agreements after the expiration of the period for which such representations, warranties, covenants and agreements shall survive pursuant to this Article 12.3 (the "Applicable MC Survival Period"); provided, however, that, subject to this Article 12 and Article 22 hereof, Buyer, shall have the right to commence a suit, action or proceeding after the expiration of the Applicable MC Survival Period with respect to claims arising out of or relating to such representations, warranties, covenants and agreements which shall have been asserted by Buyer under Article 12.7 hereof before the expiration of the Applicable MC Survival Period.
        12.4  Indemnification by Buyer.
     Subject to Articles 12.1, 12.7 and 22 hereof, Buyer shall indemnify Stockholders and their respective directors, officers, employees, affiliates, successors and assigns ("Stockholders' Indemnitees") for, and shall hold, Stockholders' Indemnitees harmless from and against, any and all damages, claims, losses, liabilities and expenses (including, without limitation, interest, penalties and reasonable legal, accounting and other expenses) asserted against or incurred or sustained by Stockholders' Indemnitees arising out of:
                     (i)  any breach of any covenant or agreement
     contained in Article 6,10 or 11 hereof by Buyer; or
                    (ii)  any breach of any of the warranties or
     representations set forth in Article 2 hereof.
        12.5  Indemnification by Stockholders.
              (a) Subject to Articles 12.2, 12.3, 12.5(d), 12.5(e), 12.7 and 22, Stockholders shall indemnify UCAR (to the extent set forth below), Buyer, and Buyer's directors, officers, employees, affiliates, successors and assigns (to the extent set forth below) (collectively "Buyer's Indemnitees") for, and shall hold Buyer's Indemnitees harmless from and against, any and all damages, claims, losses, liabilities and expenses (including, without limitation, interest, penalties and reasonable legal, accounting and other expenses) asserted against or incurred or sustained by Buyer's Indemnitees arising out of:
                     (i)  any breach of any covenant or agreement
     contained in Article 6 or 10 hereof by Stockholders (to the extent such breach is not attributable to any action, delay in acting or failure to act after the Closing by Buyer, UCAR or their respective subsidiaries or Affiliates);
                    (ii)  any breach of any of the warranties or
     representations set forth in Article 5 hereof; or


                   (iii) any liabilities for personal injury or property damage alleged to arise out of emissions from UCAR's facility in Yabucoa, Puerto Rico.
              (b) Subject to Articles 12.2, 12.3, 12.5(d), 12.5(e), 12.7 and 22 hereof Union Carbide shall indemnify Buyer's Indemnitees for and shall hold Buyer's Indemnitees harmless from and against, any and all damages, claims, losses, liabilities and expenses (including, without limitation, interest, penalties and reasonable legal, accounting and other expenses) asserted against or incurred or sustained by Buyer's Indemnitees arising out of any breach of any of the warranties or representations set forth in
Article 3 hereof.
              (c) Subject to Articles 12.2, 12.3, 12.5(d), 12.5(e), 12.7 and 22 hereof Mitsubishi shall indemnify Buyer's Indemnitees for and shall hold Buyer's Indemnitees harmless from and against, any and all damages, claims, losses, liabilities and expenses (including, without limitation, interest, penalties and reasonable legal, accounting and other expenses) asserted against or incurred or sustained by Buyer's Indemnitees arising out of any breach of any of the warranties or representations set forth in
Article 4 hereof.
              (d) Buyer's Indemnitees shall be entitled to indemnification (i) under Article 12.5(a)(i) or (ii) with respect to Taxes imposed on or measured by net income of UCAR or any Subsidiary thereof ("Income Taxes") only when, and only with respect to amounts by which, the aggregate amount of all claims, damages, losses, liabilities and expenses for Income Taxes with respect to which Buyer's Indemnitees would otherwise be entitled to indemnification under Article 12.5(a)(i) or (ii) hereof with respect to Income Taxes exceeds Ten Million U.S. Dollars ($10,000,000); (ii) under Article 12.5(a)(iii) hereof only when, and only with respect to amounts by which, the aggregate amount of all claims, damages, losses, liabilities and expenses with respect to which Buyer's Indemnitees would otherwise be entitled to indemnification under Article 12.5(a)(iii) hereof exceeds Twenty Million U.S. Dollars ($20,000,000); and (iii) under Articles 12.5(a)(i) or (ii), (b) or (c) hereof with respect to items other than Income Taxes only when, and only with respect to amounts by which, the aggregate amount of all claims, damages, losses, liabilities and expenses with respect to which Buyer's Indemnitees would otherwise be entitled to indemnification under Articles 12.5(a)(i) or (ii), (b) and (c) hereof, with respect to items other than Income Taxes, exceeds Ten Million U.S. Dollars ($10,000,000). In no event shall the aggregate amount of indemnification to which Buyer's Indemnitees would otherwise be entitled under Articles 12.5(a)(i), (a)(ii), (b) and (c) hereof, with respect to items other than Income Taxes, hereof exceed Fifty Million U.S. Dollars ($50,000,000). The limitations contained in this Article 12.5(d) shall not apply to indemnities relating to Articles 10.1(a) or 10.1(b).
              (e) If any event shall occur or circumstance shall exist which would otherwise entitle Buyer's Indemnitees to indemnification under Articles 12.5(a), (b) or (c) hereof, no loss, damage, claim, liability or expense shall be deemed to have been asserted against or incurred or sustained by Buyer's Indemnitees to the extent of any proceeds recovered or recoverable by Buyer, UCAR or any of their respective subsidiaries or Affiliates from any third party (including, without limitation, any insurance company) with respect thereto. Buyer agrees (i) in good faith, to diligently seek recovery, and to cause UCAR, Buyer and their respective subsidiaries and Affiliates to diligently seek to recover, at its and their cost and expense, from all third parties (including, without limitation, all insurance companies) with respect to all losses, claims, damages, liabilities and expenses with respect to which Buyer's Indemnitees make or may make a claim for indemnification hereunder and (ii) to keep Stockholders fully and promptly informed of all material matters related thereto. No insurance recovery by UCAR or any of its Subsidiaries will reduce the limits on indemnification specified in Article 12.5(d); provided, that in no way shall the foregoing be construed to apply to any payment by a Stockholder under
Article 12.5, including payments by a Stockholder using the proceeds from an insurance policy held by either of them or their Affiliates.
              (f) Payments pursuant to this Article 12.5 arising out of any breach of any warranties or representations set forth in Article 5 hereof or any covenants or agreements under this Agreement relating to UCAR or any of its Subsidiaries shall be made to UCAR. Other payments pursuant to this Article 12.5 shall be made as Buyer shall direct.


              (g) The indemnities provided by Stockholders under this Article 12.5 with respect to Taxes shall not be diminished as a result of any additional disclosure provided pursuant to Article
6.6 hereof after November 23, 1994.
              (h) Notwithstanding anything to the contrary set forth in this Agreement, if any Taxes are required to be withheld (other than withholding Taxes under section 1445 of the Code), but are not withheld, from a payment made to a Stockholder pursuant to this Agreement, such Stockholder shall indemnify UCAR or Buyer and shall hold UCAR or Buyer harmless from and against, any and all damages, claims, losses, liabilities and expenses (including without limitation, interest, penalties and reasonable legal, accounting and other expenses) asserted against or sustained by UCAR or Buyer as a result of UCAR or Buyer failing to withhold any Taxes required to be withheld. If UCAR fails to withhold with respect to the Redemption pursuant to section 1445 of the Code and the IRS later asserts a claim against Buyer or UCAR with respect to such failure to withhold, Mitsubishi shall indemnify Buyer or UCAR, as the case may be, for any Taxes or interest thereon (and associated legal, accounting and other expenses), but not for any penalties, additions to Tax or interest thereon (and associated legal, accounting and other expenses).
         12.6  Indemnification by UCAR.
               (a) As used herein, the term "Stockholders Group" shall mean Mitsubishi, Union Carbide, their respective subsidiaries, the shareholders, partners, directors, officers, employees, agents, representatives and consultants of Mitsubishi,


Union Carbide and their respective subsidiaries and the successors, transferees and assigns of Mitsubishi, Union Carbide, their respective subsidiaries and the shareholders, partners, directors, officers, employees, agents, representatives and consultants of Mitsubishi, Union Carbide and their respective subsidiaries.
               (b)  Except as otherwise provided in Article
12.6(c) hereof, after the Closing, UCAR shall, or shall cause its subsidiaries to, indemnify the Stockholders Group for, and shall hold, or shall cause its subsidiaries to hold, the Stockholders Group harmless from, any and all claims, demands, allegations, suits, actions, proceedings, investigations, liabilities, obligations, losses, expenses, expenditures, costs, duties, fines, fees, taxes, levies, imposts, charges, assessments, deficiencies, penalties, damages, settlements and judgments of any kind or nature whatsoever asserted against or incurred or sustained by any or all of the members of the Stockholders Group arising out of, related to or associated with UCAR, its subsidiaries or Affiliates or the conduct of the Business, regardless of whether they are reflected in any of the Schedules attached hereto, regardless of whether they arise out of, relate to or are associated with events occurring or circumstances existing before or after the Closing, regardless of whether they are asserted, incurred or sustained before or after the Closing, regardless of when they became fixed or known, regardless of whom they are asserted by or against, regardless of where they are asserted, incurred or sustained, and regardless of whether they arise out of, relate to or are associated with health, safety, the environment, personal injury, contracts, property damage, employment, negligence, recklessness, violation of law, rule or regulation, misrepresentation, strict liability or product liability (collectively, the "Business Liabilities").
               (c) Notwithstanding anything contained in Article 12.6(b) hereof, any now existing contracts, agreements or commitments or any agreement contemplated hereby to the contrary, Stockholders agree that UCAR shall not be obligated to indemnify or cause its or their respective subsidiaries or Affiliates to indemnify any member of the Stockholder Group for, or to hold or cause its subsidiaries or Affiliates to hold them harmless from, any of the Business Liabilities under Article 12.6(b) hereof (i) where indemnification in respect of the same Business Liabilities would deprive Buyer or UCAR of the benefit of indemnification to which it is entitled pursuant to Articles 12.5 (a), (b) and (c) hereof or (ii) where such Business Liabilities arise out of a breach by any of them of any contract, agreement or commitment entered into by any of them with UCAR or any of its subsidiaries or Affiliates after the date hereof.
         12.7  Indemnification Procedure.
               (a) Upon obtaining knowledge thereof, a Person who may be entitled to indemnification hereunder (the "Indemnitee") shall promptly give the Party who may be obligated to provide such indemnification (the "Indemnitor") written notice of any Loss (as defined in Article 12.7(b) hereof) which the Indemnitee has determined has given or could give rise to a claim for indemnification hereunder (a "Notice of Claim"). A Notice of Claim shall specify in reasonable detail the nature and all known particulars related to a Loss. The Indemnitor shall perform its indemnification obligations in respect of a Loss described in a Notice of Claim under Articles 12.4, 12.5, or 12.6 hereof, as the case may be, within thirty (30) days after the Indemnitor shall have received such Notice of Claim; provided, however, such obligation shall be suspended (i) so long as the Indemnitor is in good faith performing its obligations under Article 12.7(c) hereof with respect to such Loss and (ii) in the case of a Notice of Claim given by Buyer's Indemnitees, until Buyer's Indemnitees shall have fully performed their respective obligations under
Article 12.5(c) hereof with respect to a Loss for which Buyer's Indemnitees may be entitled to recovery from a third party (including, without limitation, any insurance company).
               (b) As used in this Article 12.7, the term "Loss" shall mean a damage, claim, suit, notice, loss, liability, expense, cost, tax, penalty or interest described in Articles 12.4, 12.5(a), 12.5(b) and 12.5(c), and one of the Business Liabilities or a fee, commission, compensation or payment described in Article 15.1 hereof, as the case may be.
               (c) Subject to Articles 12.7(d), 12.7(e) and 12.7(f) hereof, the Indemnitor shall have the sole and exclusive right and obligation in good faith and at its own cost and expense, to cure, remediate, mitigate, remedy or otherwise handle any event or circumstance which gives rise to a Loss (including events and circumstances which can be cured, remediated, mitigated or remedied through the expenditure of money and events and circumstances which give rise to a Loss which can be measured in terms of money), regardless of whether such Loss arises out of a breach of or default under any representation, warranty, covenant or agreement contained in this Agreement or otherwise. Such right and obligation shall include, without limitation, (i) the right to investigate any such event or circumstance, (ii) the sole and exclusive right and obligation to cure, mitigate, remediate, remedy and otherwise handle any such event or circumstance on such terms and conditions and by such means as the Indemnitor may determine, in its sole discretion, and (iii) the sole and exclusive right to defend, contest or otherwise oppose any third party claim, demand, suit, action or proceeding related to such event or circumstance with legal counsel selected by it. The Indemnitor shall promptly inform the Indemnitee of all material developments related to any such event or circumstance. Notwithstanding anything contained herein (other than Articles 12.7(d), 12.7(e) and 12.7(f), hereof) to the contrary, the Indemnitee shall have the right, but not the obligation, to participate, at its own cost and expense, in the defense, contest or other opposition of any such third party claim, demand, suit, action or proceeding through legal counsel selected by it and shall have the right, but not the obligation, to assert any and all cross-claims or counterclaims which it may have. So long as the Indemnitor is in good faith performing its obligations under this Article 12.7(c), the Indemnitee shall, and shall cause its subsidiaries to, (i) at all times, at its and their own cost and expense, cooperate in all reasonable ways with, make its and their relevant files and records available for inspection and copying by, make its and their employees reasonably available to and otherwise render reasonable assistance to the Indemnitor upon request and (ii) not compromise or settle any such claim, demand, suit, action or proceeding without the prior written consent of the Indemnitor. If the Indemnitor fails to perform its obligations under this Article 12.7(c), the Indemnitee shall have the right, but not the obligation, to take the actions which the Indemnitor would have had the right to take in connection with the performance of such obligations and, if the Indemnitee is entitled to indemnification hereunder in respect of the event or circumstance as to which the Indemnitee takes such actions, then the Indemnitor shall also indemnify the Indemnitee for all of the legal, accounting and other costs, fees and expenses reasonably and actually incurred in connection therewith. If the Indemnitor proposes to settle or compromise any such third party action, demand, claim, suit or proceeding, the Indemnitor shall give written notice to that effect (together with a statement in reasonable detail of the terms and conditions of such settlement or compromise) to the Indemnitee a reasonable time prior to effecting such settlement or compromise. Notwithstanding anything contained herein (other than Article 12.7(d) hereof) to the contrary, the Indemnitee shall have the right (i) to object to the settlement or compromise of any such third party action, demand, claim, suit or proceeding whereupon (A) the Indemnitee will assume the defense, contest or other opposition of any such third party action, demand, claim, suit or proceeding for its own account and as if it were the Indemnitor and (B) the Indemnitor shall be released from any and all liability with respect to any such third party action, demand, claim, suit or proceeding to the extent that such liability exceeds the liability which the Indemnitor would have had in respect of such a settlement or compromise; provided, however, that the Indemnitor shall not be so released if the reason for the Indemnitee's so objecting is that, in the reasonable opinion of the Indemnitee, such settlement or compromise would have a materially adverse effect on the conduct of the Business by UCAR and the Subsidiaries as presently conducted or upon the Indemnitee, or (ii) to assume, at any time by giving written notice to that effect to the Indemnitor, the cure, mitigation, remediation, remedy or other handling of such event or circumstance and the defense, contest or other opposition of any such third party action, demand, claim, suit or proceeding for its own account whereupon the Indemnitor shall be released from any and all liability with respect to such event or circumstance and such third party action, demand, claim, suit or proceeding.
               (d) Stockholders shall have the right, at their own cost and expense, to participate in the defense, contest or other opposition of all of the actions, claims, demands, suits or proceedings which involve events occurring or circumstances existing prior to the Closing with respect to the Business or the properties owned, leased or used by UCAR or any of the Subsidiaries and which, in the sole opinion of Stockholders, might have an adverse impact on Stockholders or their respective subsidiaries or Affiliates. Stockholders shall give prompt written notice to Buyer and UCAR of their election to exercise such right. After the Closing, UCAR shall not, and shall not permit the Subsidiaries to, settle or compromise any action, demand, claim, suit or proceeding in respect of which Stockholders shall have given such a notice without the prior written consent of Stockholders. If Stockholders do not consent to such a settlement or compromise, Stockholders will assume the defense, contest or other opposition of such action, demand, claim, suit or proceeding for their own account whereupon UCAR and the Subsidiaries shall be released from any liability with respect to such action, claim, demand, suit or proceeding to the extent that such liability exceeds the liability which UCAR and the Subsidiaries would have had in respect of such a settlement or compromise. Except as otherwise provided in the preceding sentence, neither such right nor the exercise thereof shall be construed to modify, expand or enlarge the obligations or liabilities of Stockholders hereunder in any respect.
               (e)  Each Party shall, and shall cause its
subsidiaries to, take all actions which may be necessary to enable the Indemnitor to exercise its rights and perform its obligations under Article 12.7(c) hereof.
               (f) Notwithstanding anything contained herein to the contrary, each Party shall use, and shall cause its subsidiaries and Affiliates to use, all reasonable efforts to mitigate any and all Losses, in respect of which it may be entitled to indemnification hereunder.

ARTICLE 13 - PUBLICITY; CONFIDENTIALITY
        13.1 Publicity. No Party shall or shall permit its subsidiaries to issue any publicity, release or announcement concerning the execution and delivery of this Agreement, the provisions hereof or the Transactions without the prior written approval of the form and content of such publicity, release or announcement by the other Parties hereto; provided, however, that no such approval shall be required when such publicity, release or announcement is required by (i) any applicable law, ordinance, rule or regulation, (ii) any applicable rules or regulations of a national or foreign stock exchange or the Automated Quotation System maintained by the National Association of Securities Dealers, Inc. or (iii) any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction and, provided further, that, prior to issuing any publicity, release or announcement without such prior written approval, the Party issuing or whose subsidiary is issuing such publicity, release or announcement shall have given reasonable prior notice to the other Parties of such intended issuance and, if requested by any of the other Parties, shall have used reasonable efforts at its own cost and expense to obtain a protective order or similar protection for the benefit of such other Party.


        13.2  Confidentiality.
              (a)  All data, reports, records and other
information of any kind received by a Party or the Affiliates, subsidiaries, shareholders, directors, partners, officers, employees, agents, representatives, consultants or lenders of a Party (such Party being hereinafter referred to as the "Receiving Party") from one of the other Parties or the Affiliates, subsidiaries, shareholders, partners, directors, officers, employees, agents, representatives, consultants or lenders of one of the other Parties (such other Party being hereinafter referred to as the "Delivering Party") under this Agreement or in connection with the Transactions shall be treated as confidential (collectively, "Confidential Information"). Except as otherwise provided herein, the Receiving Party shall not use (and shall not permit its Affiliates, subsidiaries, shareholders, directors, officers, partners, employees, agents, representatives, consultants or lenders to use) Confidential Information for its own (or their own) benefit and shall use all reasonable efforts (and shall cause its Affiliates, subsidiaries, shareholders, partners, directors, officers, employees, agents, representatives, consultants and lenders to use all reasonable efforts) to maintain the confidentiality of Confidential Information. If the Receiving Party or any of its Affiliates, subsidiaries, shareholders, directors, officers, partners, employees, agents, representatives, consultants or lenders is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, the Receiving Party shall, prior to such disclosure, immediately notify the Delivering Party of such requirement and all particulars related to such requirement. The Delivering Party shall have the right, at its expense, to object to such disclosure and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.
              (b) The restrictions set forth in Article 13.2(a) hereof shall not apply to the use or disclosure of Confidential Information to the extent, but only to the extent, (i) permitted or required pursuant to any other agreement between or among the Parties (or their respective subsidiaries and Affiliates), (ii) necessary by a Party (or its subsidiaries or Affiliates) in connection with exercising its (or their) rights or performing its (or their) duties or obligations under this Agreement or any other agreements, instruments and documents contemplated hereby or thereby or the other agreements described in clause (i) of this
Article 13.2(b), (iii) contemplated by the last two (2) sentences of Article 13.2(a) hereof or (iv) that the Receiving Party can demonstrate Confidential Information (A) is or becomes generally available to the public through no fault or neglect of the Receiving Party, (B) is received in good faith on a non-confidential basis from a third party who discloses such Confidential Information without violating any obligations of secrecy or confidentiality or (C) was already possessed at the time of receipt as shown by prior dated written records. The restrictions set forth in Article 13.2(a) hereof shall not apply to the use or disclosure by UCAR or any of its subsidiaries or Affiliates of Confidential Information which consists of data, reports, records and information relating to the Business or the ownership, leasing or use of the properties owned, leased or used by UCAR or any of its subsidiaries or Affiliates and which is used or disclosed in connection with the conduct of the Business.
              (c) For the purposes of this Article 13.2, (i) information which is specific shall not be deemed to be within an exception set forth in Article 13.2(b) hereof merely because it is embraced by general information which is within such an exception and (ii) a combination of information shall not be deemed to be within an exception set forth in Article 13.2(b) hereof merely because individual aspects of such combination are within such an exception unless the combination of information itself, its principle of operation and its value or advantages are within such an exception.
        13.3 Survival. This Article 13 shall survive the termination of this Agreement for any reason and the consummation of the Transactions.

ARTICLE 14 - NOTICES
     All notices required or permitted to be given pursuant to this Agreement shall be given in writing in the English language, shall be transmitted by personal delivery, by registered or certified mail, return receipt requested, postage prepaid, or by telecopier or other electronic means and shall be addressed as follows:


     When Mitsubishi is the intended recipient:
          Mitsubishi Corporation
          6-3 Marunouchi 2-chome
          Chiyoda-ku
          Tokyo 100-86, Japan
          Attention:  General Manager of the Carbon Division
          Telecopy No:  (81-3) 3210-8357

     When Union Carbide is the intended recipient:
          Union Carbide Corporation
          Corporate Acquisitions and Divestitures
          39 Old Ridgebury Road
          Danbury, Connecticut 06817
          Attention:  Mr. Robert F.X. Fusaro
                      Associate General Counsel
          Telecopy No:  (1-203)794-4423

     When UCAR is the intended recipient:
          UCAR International Inc.
          39 Old Ridgebury Road
          Danbury, Connecticut 06817
          Attention:  President
          Telecopy No:  (1-203) 794-3180



     When Buyer is the intended recipient:
          UCAR International Acquisition Inc.
          c/o Blackstone Capital Partners II
               Merchant Banking Fund L.P.
          118 North Bedford Road
          Suite 300
          Mount Kisco, New York 10549
          Attention:  Mr. David Stockman
          Telecopy:  (1-914) 241-3786

A Party may designate a new address to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the other Parties. Each notice transmitted in the manner described in this Article 14 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been
(i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the affidavit of the messenger (if transmitted by personal delivery) or the answer back or call back (if transmitted by telecopier or other electronic means) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

ARTICLE 15 - BROKERAGE FEES; CERTAIN EXPENSES
        15.1 Brokerage Fees. Each Party agrees to indemnify the other Parties for, and to hold the other Parties harmless from,


any claim or liability for any fee, commission, compensation or other payment by any broker, finder or similar agent who claims to have been, or who was in fact, engaged by or on behalf of it in connection with the Transactions in accordance with the procedure set forth in Article 12.7 hereof. Without limiting the foregoing, Stockholders agree to pay all fees and expenses of Goldman, Sachs & Co. and CS First Boston Corporation relating to the Transactions.
        15.2 Certain Expenses. Except as otherwise provided in this Agreement and regardless of whether the Transactions are consummated, each Party agrees to pay all expenses, fees and costs (including, without limitation, legal, accounting and consulting expenses) incurred by it in connection with the Transactions.

ARTICLE 16 - GOVERNING LAW; FORUM
     The validity, interpretation, performance and enforcement of this Agreement shall be governed by the law of the State of New York (without giving effect to the laws, rules or principles of the State of New York regarding conflicts of laws). Each Party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement shall be commenced and prosecuted in a court in the State of New York. Each Party consents and submits to the non-exclusive personal jurisdiction of any court in the State of New York in respect of any such proceeding. Each Party consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules. Each Party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of New York and any claim that it may now or hereafter have that any such proceeding in any court in the State of New York has been brought in an inconvenient forum. Each Party waives trial by jury in any such proceeding.

ARTICLE 17 - BINDING EFFECT; ASSIGNMENT; THIRD PARTY BENEFICIARIES This Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the other Parties. Any assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of the other Parties if such consent is required hereby, shall be void; provided, that Buyer may, without such prior written consent, assign all of its rights and obligations under this Agreement on or prior to the Closing to one or more of its Affiliates; and provided further, that Buyer or UCAR may without such prior written consent, for collateral security purposes assign its rights (but not its obligations) effective on or after the Closing Date to providers of financing in connection with the Transactions. No Person shall be, or be deemed to be, a third party beneficiary of this Agreement.


ARTICLE 18 - ENTIRE AGREEMENT
     This Agreement and the Schedules and Exhibits attached hereto constitute the entire contract among the Parties with respect to the subject matter hereof and cancel and supersede all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written), including without limitation, the Counteroffer, dated November 14, 1994 from Mitsubishi and Union Carbide to the Buyer, by, between or among the Parties with respect to the subject matter hereof. Except as otherwise provided in Articles 5.21(a) and 7(vi) hereof, all of the Schedules attached hereto shall be deemed to be dated the date hereof. Except for the representations and warranties expressly set forth in this Agreement, Buyer disclaims reliance upon (i) any representations, warranties or guarantees (whether express or implied and whether oral or written) by Stockholders, UCAR, any of the Subsidiaries or any of their respective Affiliates, officers, employees, agents or representatives (including, without limitation, any projections of future sales, revenues, expenses or earnings and any statements regarding the prospects of the Business) or (ii) any other information with respect to the Business, UCAR or the Subsidiaries provided by or on behalf of them. Buyer represents and warrants that it has relied on its own projections in connection with the Transactions. Each Party agrees that the other Parties have the right to rely upon the representations, warranties, covenants and agreements of such party contained in this Agreement. Except as otherwise provided in Articles 20 and 21 hereof, nothing contained in any document or instrument of conveyance, transfer, assignment or delivery executed or delivered at the Closing pursuant to this Agreement shall amend, extend, modify, renew or alter in any manner any representation, warranty, covenant, agreement or indemnity contained herein. Nothing contained in this Agreement or in any of the Schedules or Exhibits attached hereto shall constitute or be interpreted or construed as an admission by any Party or any of its subsidiaries or Affiliates of liability to third parties, whether under any foreign, federal, state or local laws, rules, regulations or ordinances or otherwise, or as an admission that any Party or any of its subsidiaries or Affiliates are in violation of or have ever violated any such laws, rules, regulations or ordinances.

ARTICLE 19 - FURTHER ASSURANCES
     At any time and from time to time after the Closing, the Parties shall execute, deliver and acknowledge such other documents and take such further actions as may be reasonably required in order to consummate the Transactions.

ARTICLE 20 - AMENDMENTS
     No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a Party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument which states that it adds to, amends, cancels, renews, extends or modifies this Agreement and which is executed and delivered on behalf of such Party by an officer of, or attorney-in-fact for, such Party. No addition to, and no cancellation, renewal, extension, modification or amendment of, the Tradename and Trademark License Agreement, dated as of November 1, 1990, (the "Trademark License") between Union Carbide and UCAR Carbon Technology Corporation ("UCAR Technology"), by UCAR or UCAR Technology, respectively, or to which UCAR or UCAR Technology, respectively, is a party shall be effective unless Buyer shall have given its prior written approval thereto. [Note: At the Closing Date the Trademark License will have a remaining term of not less than 20 years.]

ARTICLE 21 - WAIVERS
     No waiver of any provision of this Agreement shall be binding upon a Party unless such waiver is expressly set forth in a written instrument which is executed and delivered on behalf of such Party by an officer of, or attorney-in-fact for, such Party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

ARTICLE 22 - REMEDIES LIMITED
     The sole and exclusive rights, powers and remedies of the Parties, other than such injunctive or other equitable remedies as may be available to a Party, for a breach of or default under this Agreement (including, without limitation, a breach of or default under any of the representations, warranties, covenants or agreements contained in this Agreement) shall be termination under
Article 9 hereof and indemnification under Articles 12 and 15 hereof, in each case limited as set forth therein. None of the Parties shall, for any reason or under any legal theory, be liable for any special, indirect, incidental or consequential damages arising out of any breach of or default under this Agreement, even if informed of the possibility of such damages in advance.

ARTICLE 23 - HEADINGS; COUNTERPARTS
     The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective and be deemed to have been executed and delivered by all of the Parties at such time as counterparts shall have been executed and delivered by each of the Parties, regardless of whether each of the Parties has executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterpart other than a sufficient number of counterparts which, when taken together, contain signatures of all of the Parties.

ARTICLE 24 - SEVERABILITY
     If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.


ARTICLE 25 - CERTAIN REFERENCES
        25.1 Affiliate. As used herein, reference to an affiliate means, with respect to any Person, any other Person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person. The term "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
        25.2 Knowledge. As used herein, references to knowledge of Union Carbide, Mitsubishi or UCAR shall mean the actual knowledge of a senior officer or a director of Union Carbide or Mitsubishi, as the case may be, or of a director of UCAR or the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Secretary, Treasurer or a Vice President of UCAR.
        25.3 Person. As used herein, references to a person shall mean an individual or an entity, including, without limitation, a corporation, limited liability company, partnership, limited liability partnership, joint venture, trust, joint stock company, association, unincorporated organization or group acting in concert.



ARTICLE 26 - INDEX TO DEFINED TERMS
     The capitalized terms set forth below have been defined herein in the respective Articles or other parts hereof set forth below:
Defined Term                                    Article
Acquired Shares                                 1.1(a)
Acquisition                                     1.1(a)
Adjustment Amount                               1.5(a)
Affiliates                                      25.1
Agreement                                       Preamble
Applicable Buyer Survival Period                12.1
Applicable MC Survival Period                   12.3
Applicable UCC Survival Period                  12.2
Arbitrator                                      1.5(e)
Audited Financial Statements                    5.8(a)
Balance Sheet Date                              5.8(b)
Benefits                                        11.1
Benefit Plan                                    5.21(b)(i)
Borrowings                                      1.1(b)
Business                                        2nd Whereas
Business Records                                10.2(a)
Business Liabilities                            12.6(b)
Buyer                                           Preamble
Buyer's Indemnitees                             12.5(a)
Capital Stock                                   1st Whereas
CERCLA                                          5.17(a)(vi)
Class A Common Stock                            5.6


Class B Common Stock                            5.6
Closing                                         1.2(a)
Closing Date                                    1.2(a)
Closing Place                                   1.2(a)
Code                                            5.21(b)(ii)
Confidential Information                        13.2(a)
Contaminant                                     5.17(d)(i)
Deferral Date                                   1.2(a)
Delivering Party                                13.2(a)
Dividend                                        1.1(b)
Documents                                       1.6
Employee(s)                                     11.1
Environment and Environmental                   5.17(d)(ii)
EPA                                             5.17(a)(vi)
ERISA Affiliate                                 5.21(b)(iii)
ERISA                                           5.21(b)(iv)
EU                                              6.4(b)
Foreign Subsidiary                              1.2(a)
Former Employees                                11.1(a)
Hold Order                                      10.2(b)(ii)
HS&EA Laws                                      5.17(d)(iii)
HS&EA Liabilities and Costs                     5.17(d)(iv)
HS&EA Permits                                   5.17(d)(v)
HSR Act                                         6.4(a)
Income Taxes                                    12.5(d)(i)
Indemnitee                                      12.7(a)
Indemnitor                                      12.7(a)


International Plans                             11.1(b)
IRS                                             5.21(b)(vi)
Knowledge                                       25.2
Leased Real Property                            5.10(a)
Lenders                                         1.1(b)
Loss                                            12.7(b)
Material Adverse Effect                         5.1
Mitsubishi                                      Preamble
Net Indebtedness                                1.5(b)
Net Worth                                       1.5(b)
New Non-Foreign Subsidiary                      1.2(a)
New Foreign Subsidiaries                        1.2(b)(ii)
Notice of Claim                                 12.7(a)
Notice of Dispute                               1.5(d)
Original Schedules                              6.6
Other Scheduled Contracts                       5.13
Owned Real Property                             5.10(a)
Parties                                         4th Whereas
Party                                           4th Whereas
PBGC                                            5.21(b)(v)
Peat Marwick                                    5.8(a)
Pension Plan                                    5.21(b)(vii)
Person                                          25.3
Post Closing                                    1.5(g)
Purchase Price                                  1.1(a)
Real Property                                   5.10(a)
Real Property Leases                            5.10(a)


Recapitalization Amount                         1.1(b)
Receiving Party                                 13.2(a)
Redeemed Shares                                 1.1(b)
Redemption                                      1.1(b)
Redemption Price                                1.1(b)
Release                                         5.17(d)(vi)
Remedial Action                                 5.17(d)(vii)
Repayment                                       1.1(b)
Required Consents                               6.4(d)
Statement                                       1.5(c)
Stockholder Transactional Taxes                 10.1(a)
Stockholders                                    1st Whereas
Stockholders Indemnitees                        12.4
Stockholders Group                              12.6(a)
Subsidiaries                                    5.3(i)
Subsidiary                                      5.3(i)
Tax                                             5.9(c)
Taxes                                           5.9(c)
Tax Return                                      5.9(d)
Termination Date                                9.1(ii)
Trademark License                               20
Transactional Taxes                             10.1(a)
Transactions                                    1.1(b)
TSCA                                            5.17(a)(viii)
Unaudited Financial Statements                  5.8(b)
UCAR                                            Preamble
UCAR Pension Plan                               11.1


UCAR Plans                                      11.1(a)
UCAR Savings Plan                               11.1(a)
UCAR Technology                                 20
UCC Plan                                        11.1(a)(1)
Union Carbide                                   Preamble

     IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

               UNION CARBIDE CORPORATION
               By:  /s/ Robert D. Kennedy
               Name:  Robert D. Kennedy
               Title:  Chairman and Chief Executive Officer

               MITSUBISHI CORPORATION
               By:  /s/ Hiro Kawamura
               Name:  Hiro Kawamura
               Title:  Managing Director

               UCAR INTERNATIONAL INC.
               By:  /s/ Robert P. Krass
               Name:  Robert P. Krass
               Title:  President and Chief Executive Officer

               UCAR INTERNATIONAL ACQUISITION INC.
               By:  /s/ Peter G. Peterson
               Name:  Peter G. Peterson
               Title:  Chairman


GUARANTY

     The undersigned unilaterally, unconditionally and irrevocably guarantee to the Stockholders the full and timely performance by Buyer or its assigns of all obligations of Buyer and such assigns under the Recapitalization and Stock Purchase and Sale Agreement dated as of November 14, 1994, among Union Carbide Corporation, Mitsubishi Corporation, UCAR International Inc., and UCAR International Acquisition Inc., including, without limitation, all obligations for the payment of all damages, costs and expenses which may become payable in accordance therewith; provided that the obligations of the undersigned pursuant to this guaranty shall be limited in amount by the aggregate sum of Eighty Million Dollars ($80,000,000). This Guaranty has been duly authorized, executed and delivered by the undersigned and constitutes a legal, valid and binding agreement enforceable against the undersigned in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The undersigned unconditionally waive any and all notices of any nature in connection with their guaranty obligations pursuant to this Guaranty and also unconditionally waive any and all rights they might otherwise have to require that the Stockholders first make a demand or institute a proceeding against the Buyer or any other person, entity or enterprise, or to resort to any security or other guaranty, as conditions to the obligations of the undersigned under this Guaranty.

BLACKSTONE CAPITAL PARTNERS II
     MERCHANT BANKING FUND L.P.
By:  Blackstone Management
     Associates II L.P.,
     General Partner


By:  /s/ Peter G. Peterson
     Name:  Peter G. Peterson
     Title: General Partner


By:  /s/ Stephen A. Scharzman
     Name:  Stephen A. Schwarzman
     Title: General Partner

BLACKSTONE OFFSHORE CAPITAL
  PARTNERS II L.P.


By:  Blackstone Management
     Associates II L.P.,
     General Partner


By:  /s/ Peter G. Peterson
     Name:  Peter G. Peterson
     Title: General Partner

By: /s/ Stephen A. Schwarzman
     Name:  Stephen A. Schwarzman
     Title:  General Partner